As filed with the Securities and Exchange Commission on April 11, 2024.

Registration No. 333-278161

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AYR WELLNESS INC.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada	2833	98-1500584
(Province or other Jurisdiction of Incorporation or Organization	(Primary Standard Industrial Classification	(I.R.S. Employer Identification Number, if
	Code Number)	applicable)

2601 South Bayshore Drive, 9th Floor, Miami, FL 33133; (786) 885-0397

(Address and telephone number of Registrant’s principal executive offices)

C T Corporation System
1015 15th Street N.W., Suite 1000
Washington, DC 20005
(202) 572-3100
 (Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Brad Asher Ayr Wellness Inc. 2601 South Bayshore Drive, 9th Floor, Miami, FL 33133 (786) 885-0397	Richard Raymer Dorsey & Whitney LLP TD Canada Trust Tower Brookfield Place, 161 Bay Street, Suite 4310 Toronto, Ontario Canada, M5J 2S1 (416) 367-7388

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective

Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒ at some future date (check the appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☒ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of Securities Act of 1933, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

No securities regulatory authority has expressed an opinion about these securities, and it is an offence to claim otherwise.

This short form base shelf prospectus has been filed under legislation in each of the provinces and territories of Canada that permits certain information about these securities to be determined after this short form base shelf prospectus has become final and that permits the omission from this short form base shelf prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the corporate secretary of AYR Wellness Inc. at 2601 South Bayshore Drive, 9th Floor, Miami, FL 33133, telephone: (786) 885-0397, and are also available electronically at www.sedarplus.ca and www.sec.gov/edgar.

SHORT FORM BASE SHELF PROSPECTUS

New Issue and/or Secondary Offering	April 11, 2024

US$250,000,000

Subordinate Voting Shares
Restricted Voting Shares
Limited Voting Shares

Warrants
Subscription Receipts
Debt Securities
Convertible Securities
Units

AYR Wellness Inc. (the “Company”, “AYR”, “us”, “we” or “our”) may offer, issue and sell, as applicable, from time to time: (i) subordinate voting shares (“Subordinate Voting Shares”); (ii) restricted voting shares (“Restricted Voting Shares”); (iii) limited voting shares (“Limited Voting Shares”, and collectively with the Subordinate Voting Shares and the Restricted Voting Shares, the “Restricted Shares”); (iv) warrants (“Warrants”) to acquire any of the other securities that are described in this short form base shelf prospectus (the “Prospectus”); (v) subscription receipts (“Subscription Receipts”) convertible into other Securities (as defined below); (vi) debt securities (“Debt Securities”), which may consist of bonds, debentures, notes or other evidences of indebtedness of the Company of any kind, nature or description and which may be issuable in series; (vii) securities convertible into or exchangeable for Restricted Shares and/or other Securities (“Convertible Securities”); and (viii) units (“Units”) comprised of one or more of any of the other Securities that are described in this Prospectus, or any combination of such Securities (all of the foregoing collectively, the “Securities” and individually, a “Security”), for up to an aggregate offering price of US$250,000,000 (or its equivalent in any other currencies), in one or more transactions during the 25-month period that this Prospectus, including any amendments hereto, remains effective.

The Company is a foreign private issuer under United States securities laws and is, under a multi-jurisdictional disclosure system (“MJDS”) adopted by the securities regulatory authorities in United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements. Prospective investors in the United States should be aware that such requirements are different from those of the United States.

We will provide the specific terms of any offering of Securities, including the specific terms of the Securities with respect to a particular offering and the terms of such offering, in one or more prospectus supplements (each a “Prospectus Supplement”) and may include, without limitation, where applicable: (i) in the case of Restricted Shares, the number of Restricted Shares offered, the offering price (or the manner of determination thereof if offered on a non-fixed price basis) and any other specific terms; (ii) in the case of Warrants, the number of Restricted Shares and/or other Securities issuable upon exercise thereof, the exercise price and exercise period and the terms of any provisions allowing or providing for adjustments in the exercise price or the number of Securities issuable upon exercise thereof; (iii) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), the terms, conditions and procedures for the exchange or conversion of the Subscription Receipts for or into Restricted Shares and/or other Securities and any other specific terms; (iv) in the case of Debt Securities, the specific designation, aggregate principal amount, currency or currency unit for the Debt Securities, maturity, interest rate (which may be fixed or variable) and time of payment of interest, authorized denominations, covenants, events of default, any terms for redemption, any terms for sinking fund payments, any exchange or conversion provisions, the initial offering price (or the manner of determination thereof if offered on a non-fixed price basis), any terms for subordination of the Debt Securities to other indebtedness, whether the Debt Securities will be secured by any assets or guaranteed by any affiliates or associates of the Company and any other specific terms; (v) in the case of Convertible Securities, the number of Convertible Securities offered, the offering price, the procedures for the conversion or exchange of such Convertible Securities into or for Restricted Shares and/or other Securities and any other specific terms; and (vi) in the case of Units, the designation, number and terms of the Restricted Shares, Warrants, Subscription Receipts, Debt Securities or Convertible Securities comprising the Units. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus. The Securities may be offered separately or together or in any combination, and as separate series. One or more securityholders of the Company may also offer and sell Securities under this Prospectus. See “Secondary Sales”.

This prospectus may qualify an “at-the-market distribution” of Restricted Shares as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”). The sale of Restricted Shares may be effected from time to time in one or more transactions at non-fixed prices pursuant to transactions that are deemed to be an “at-the-market” distributions as contemplated by NI 44-102 and as permitted by applicable law, including sales made directly on the Canadian Securities Exchange (the “CSE”) or other existing trading markets for the Securities, and as set forth in a Prospectus Supplement for such purpose. However, there may be market-based limitations affecting how much the Company may raise under an “at-the-market” distribution based on the Company’s historical trading activity. The Company has not engaged any investment dealer in respect of an “at-the-market” distribution, and there is a possibility that the Company may not establish an “at-the-market” distribution program at all. Any “at-the-market” distributions qualified under this prospectus will be required to be completed in accordance with NI 44-102. See “Plan of Distribution”.

In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

Prospective investors should be aware that the purchase of any Securities may have tax consequences that may not be fully described in this Prospectus or in any Prospectus Supplement, and should carefully review the tax discussion, if any, in the applicable Prospectus Supplement and in any event consult with a tax adviser.

All information permitted under applicable securities laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus except in cases where an exemption from such delivery has been obtained. For the purposes of applicable securities laws, each Prospectus Supplement will be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which that Prospectus Supplement pertains. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest in any Securities offered pursuant to this Prospectus.

Our Securities may be offered and sold pursuant to this Prospectus through underwriters, dealers, directly or through agents designated from time to time at amounts and prices and other terms determined by us or any selling securityholders. In connection with any underwritten offering of Securities other than at “at-the-market distribution” (as defined under applicable Canadian securities legislation) and subject to applicable laws, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at levels other than those that might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time. No underwriter of the at-the-market distribution, and no person or company acting jointly or in concert with an underwriter, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Restricted Shares, including selling an aggregate number of Restricted Shares that would result in the underwriter creating an over-allocation position in the Restricted Shares. See “Plan of Distribution”.

A Prospectus Supplement will set out the names of any underwriters, dealers, agents or selling securityholders involved in the sale of our Securities, the amounts, if any, to be purchased by underwriters, the plan of distribution for such Securities, including the net proceeds we expect to receive from the sale of such Securities, if any, the amounts and prices at which such Securities are sold, the compensation of such underwriters, dealers or agents and other material terms of the plan of distribution.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale, at prices determined by reference to the prevailing price of a specified security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Company or any selling securityholder. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

The Company currently has four classes of issued and outstanding shares: Subordinate Voting Shares, Restricted Voting Shares, Limited Voting Shares and multiple voting shares (“Multiple Voting Shares”, and together with the Restricted Shares, “Shares”). The Multiple Voting Shares and Restricted Shares are substantially identical with the exception of the voting rights and conversion rights attached to the Multiple Voting Shares. Previously, the Company amended its constating documents (the “Capital Structure Amendments”) to, among other things, (i) create and set the terms of the Restricted Voting Shares and Limited Voting Shares, including applying coattail terms to such shares similar to those applicable to its existing Subordinate Voting Shares, as more particularly described below, and (ii) amend the terms of the existing Multiple Voting Shares and Subordinate Voting Shares, including by amending the requirements in respect of who may hold Subordinate Voting Shares. The Company implemented the Capital Structure Amendments in order to seek to maintain its “foreign private issuer” status under U.S. securities laws and thereby avoid a commensurate material increase in its ongoing costs. This was accomplished by implementing a mandatory conversion mechanism in the Company’s share capital to decrease the number of shares eligible to be voted for directors of the Company if the Company’s FPI Threshold (as defined below) is exceeded. Each of the classes of Restricted Shares is economically identical and mandatorily inter-convertible (continuously and without formality) based on (i) the holder’s status as a U.S. Person or Non-U.S. Person (each as defined below), and (ii) the status of the Company’s FPI Threshold (as defined below). Each class of Restricted Shares is entitled to one vote per share on all matters to brought before the Company’s shareholders for approval, except in respect of votes regarding the election of directors of the Company, where the holders of Limited Voting Shares do not have any entitlement to vote. Each Restricted Share is entitled to one vote per Restricted Share and each Multiple Voting Share is entitled to 25 votes per Multiple Voting Share on all matters upon which the holders of such classes of securities are entitled to vote, as applicable. Holders of Shares will vote together on all matters subject to a vote of holders of each of these classes of securities as if they were one class of shares, except to the extent that a separate vote of holders as a separate class is required by law or provided by our articles and except that holders of Limited Voting Shares will not be entitled to vote on the election of directors. The Multiple Voting Shares are convertible into Subordinate Voting Shares or Restricted Voting Share, as applicable, at a ratio of one Subordinate Voting Share or Restricted Voting Shares, as applicable, for every one Multiple Voting Share at any time at the option of the holders thereof and automatically in certain other circumstances. The holders of Restricted Shares benefit from provisions in the articles of the Company (the “Articles”) that give them certain conversion rights in the event of a take-over bid for the Multiple Voting Shares. Each class of Restricted Shares is also subject to similar coattail provisions under the Articles, pursuant to which each class of Restricted Shares may be converted into another class of Shares in the event an offer is made to purchase such other class of Shares and the offer is one which is required to be made to all or substantially all the holders in Canada of such other class of Shares (assuming that the offeree was resident in Ontario). See “Description of Securities – Restricted Shares” “– Multiple Voting Shares”.

The Restricted Shares are listed on the CSE under the symbol “AYR.A” and quoted on the OTCQX® Best Market operated by OTC Markets Group, Inc (the “OTCQX”) under the symbol “AYRWF”. The Anti-Dilutive Warrants are listed on the CSE under the symbol “AYR.WT.U”. On April 9, 2024, the last trading day prior to the date of this Prospectus, the closing price of (i) the Restricted Shares was C$3.46 on the CSE and $2.54 on the OTCQX, and (ii) the Anti-Dilutive Warrants was $1.69 on the CSE. Unless the context otherwise requires, all references to “$”, “US$” and “dollars” mean references to the lawful money of the United States, see “Currency Presentation and Exchange Rate Information”.

Unless otherwise specified in the applicable Prospectus Supplement, each class of Securities (other than the Restricted Shares and the Anti-Dilutive Warrants) will not be listed on any securities exchange. Accordingly, there is currently no market through which the Securities (other than the Restricted Shares and the Anti-Dilutive Warrants) may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus and the Prospectus Supplement relating to such Securities. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation.

In connection with any offering of Securities, unless otherwise specified in a Prospectus Supplement or pursuant to an “at-the-market distribution”, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allocation position acquires those Securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases.

The directors and officers of the Company reside outside of Canada and certain experts retained by the Company are organized outside of Canada. Each of these individuals and entities have appointed the following agents for service of process:

Name of Director or Officer*	Name and Address of Agent
Jonathan Sandelman, Executive Chair	152928 Canada Inc., c/o Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, ON, Canada M5L 1B9

David Goubert, President and Chief Executive Officer	152928 Canada Inc., c/o Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, ON, Canada M5L 1B9

Brad Asher, Chief Financial Officer	152928 Canada Inc., c/o Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, ON, Canada M5L 1B9

George DeNardo, Chief Operating Officer	152928 Canada Inc., c/o Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, ON, Canada M5L 1B9

Jamie Mendola, Chief Business Development Officer	152928 Canada Inc., c/o Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, ON, Canada M5L 1B9

Joyce Johnson, Lead Independent Director	152928 Canada Inc., c/o Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, ON, Canada M5L 1B9

Charles Miles, Director	152928 Canada Inc., c/o Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, ON, Canada M5L 1B9

Louis F. Karger, Director	152928 Canada Inc., c/o Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, ON, Canada M5L 1B9

Glenn Isaacson, Director	152928 Canada Inc., c/o Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, ON, Canada M5L 1B9

Michael Warren, Director	152928 Canada Inc., c/o Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, ON, Canada M5L 1B9

Jared Cohen, Director	152928 Canada Inc., c/o Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, ON, Canada M5L 1B9

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that resides outside of Canada, even if the party has appointed an agent for service of process.

An investment in the Securities is speculative and involves significant risks. Readers should carefully review and evaluate the risk factors contained in this Prospectus, the applicable Prospectus Supplement and in the documents incorporated by reference herein before purchasing any Securities. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

The Company is not making an offer of the Securities in any jurisdiction where such offer is not permitted.

Unless otherwise specified in a Prospectus Supplement relating to any Securities offered, certain legal matters in connection with the offering of Securities will be passed upon on behalf of the Company by Stikeman Elliott LLP.

No underwriter has been involved in the preparation of this Prospectus nor has any underwriter performed any review of the contents of this Prospectus.

Our head office is located at 2601 South Bayshore Drive, 9th Floor, Miami, FL 33133.

Note to U.S. Holders

This offering is made by a foreign issuer that is permitted, under MJDS adopted by the United States, to prepare this Prospectus in accordance with the disclosure requirements of its home country. Prospective investors should be aware that such requirements are different from those of the United States.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of a foreign country.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AYR derives a substantial portion of its revenues from the cannabis industry in certain states (“States”, each a “State”) of the United States of America (“U.S.” or “United States”), which industry is illegal under U.S. federal law. AYR is a vertically-integrated multi-State operator in the U.S. cannabis sector, with a portfolio of cannabis assets in the States of Massachusetts, Nevada, Pennsylvania, Florida, New Jersey, Ohio, Illinois and Connecticut (not yet in operation as at the date hereof). Currently, through its operating companies, AYR is a leading cultivator, manufacturer and retailer of cannabis products and branded cannabis packaged goods, and is engaged in the manufacture, possession, use, sale or distribution of cannabis and/or holds licenses in the adult-use and/or medicinal cannabis marketplace in the States of Massachusetts, Nevada, Pennsylvania, Florida, New Jersey, Ohio, Illinois and Connecticut (not yet in operation as at the date hereof).

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C.§ 811) (the “CSA”), which places controlled substances, including marijuana (defined as all parts of the plant Cannabis sativa L. containing more than 0.3 percent tetrahydrocannabinol (“THC”)), in a schedule. Marijuana (also referred to herein as cannabis) is currently classified as a Schedule I drug. Under United States federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the drug under medical supervision. The United States Food and Drug Administration (“FDA”) has not approved marijuana as a safe and effective drug for any indication.

In the United States, marijuana is largely regulated at the State level. State laws permitted use or possession of cannabis are in direct conflict with the federal CSA, which makes cannabis use and possession federally illegal. Although certain states authorize medical or adult-use cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts under federal law. The Supremacy Clause of the United States Constitution establishes that the United States Constitution and federal laws made pursuant to it are paramount and, in case of conflict between federal and State law, the federal law shall apply. AYR faces significant risks for operating in an industry that is illegal under U.S. federal law, including the risk of potential enforcement of such federal laws against AYR or its affiliates.

Additionally, under United States federal law, it is a violation of federal money laundering statutes for financial institutions to accept proceeds from distribution of Schedule I controlled substances, including cannabis. For this reason, banks and other institutions in the United States (whether or not they have a U.S. federal charter) could be prosecuted for providing financial services to cannabis-touching businesses even if their operations are legal under State law. The U.S. Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”) issued a memorandum (the “FinCEN Memo”) which outlined pathways for financial institutions to provide financial services in compliance with federal enforcement priorities. Nonetheless, many banks and financial institutions in the United States and Canada remain hesitant or unwilling to provide financial services to cannabis businesses. This creates the necessity for some cannabis businesses to conduct their operations primarily or entirely in cash, with attendant security and other risks.

Under President Barack Obama, the U.S. government attempted to address the inconsistencies between federal and State regulation of cannabis in a memorandum sent by then-Deputy Attorney General James Cole to all United States Attorneys in August 2013 (the “Cole Memorandum”). The Cole Memorandum acknowledged that notwithstanding the designation of cannabis as a controlled substance at the federal level in the United States, several States have enacted laws relating to cannabis for medical and recreational purposes, and that conduct in compliance with the laws of those jurisdictions were less likely to be an enforcement priority for the Department of Justice. The Cole Memorandum listed the type of threats related to cannabis on which the Department of Justice should focus. The list included preventing the distribution of cannabis to minors, and preventing the diversion of cannabis from State-legal jurisdictions into the illicit market, among other things. It did not provide guidelines for acceptable State regulatory schemes.

In March 2017, then newly-appointed Attorney General Jeff Sessions, a long-time opponent of State-regulated medical and recreational cannabis, noted limited federal resources and acknowledged that much of the Cole Memorandum had merit; however, he had previously stated that he did not believe it had been implemented effectively. On January 4, 2018, Sessions issued a new memorandum (known as the “Sessions Memorandum”) which rescinded the Cole Memorandum, and directed all U.S. Attorneys to enforce the laws enacted by the United States Congress according to already-established principles. The Sessions Memorandum did not direct prosecutors to enforce federal law against persons and entities operating in compliance with State regulatory schemes, and there was no direction to give such enforcement any particular priority. Later-appointed Attorney General William Barr stated that he did not intend to pursue prosecution against parties who are involved in the cannabis business, and are compliant with State law, pursuant to the Cole Memorandum.

The administration of President Joseph Biden began in 2021, and the head of DOJ is now Attorney General Merrick Garland. During his confirmation hearings in the Senate on February 22, 2021, Garland confirmed that he would not prioritize pursuing cannabis prosecutions in states that have legalized and that are regulating the use of cannabis, both for medical and adult use. However, he has expressed continued concern over international transport of large amounts of illicit cannabis from other nations—namely Mexico—and large-scale domestic cultivation of illicit cannabis (including the environmental impact of those operations).

On October 6, 2022, the Biden administration released a “Statement from President Biden on Marijuana Reform.” In that statement, Biden announced three planned steps: (1) federal pardons for simple possession offenses; (2) encouraging governors to enact similar State pardons; and (3) a request that the Secretary of Health and Human Services and the Attorney General “initiate the administrative process to review expeditiously how marijuana is scheduled under federal law.” Biden also expressed the view that laws concerning “trafficking, marketing, and under-age sales should stay in place.”

After approximately 11 months of review, on August 29, 2023, HHS Assistant Secretary of Health, Rachel Levine, sent a letter to U.S. Drug Enforcement Administration Administrator, Anne Milgram, in which she communicated a recommendation from FDA that cannabis be reclassified from Schedule I to Schedule III of the CSA. The U.S. Drug Enforcement Administration (“DEA”) is expected to release a final decision on whether and how it will reschedule cannabis in the coming months. If and when DEA releases a draft rule, there will be a public comment period followed by hearings before a final rule is promulgated. Any final rule could also be subject to legal challenges.

While the administration’s current position indicates that enforcement against state-legal operators will not be given priority, there is no guarantee that the position of the Department of Justice will not change. Moreover, even if cannabis is removed from a Schedule I designation, it remains to be seen whether or how it might be designated. If after administrative review cannabis remains a scheduled controlled substance, use and possession would still be subject to restriction and regulation under federal law.

The United States Congress has also made moves toward cannabis reform in recent years. In July 2022, Senator Corey Booker, along with Majority Leader Chuck Schumer, and Finance Committee Chair Ron Wyden, introduced the Cannabis Administration and Opportunity Act (the “CAOA”). That bill would remove cannabis from the list of controlled substances under the CSA, and allow states to implement their own cannabis programs subject to health and safety oversight by FDA in a manner similar to alcohol and tobacco. Among other things, the CAOA contains reforms designed to give state-legal operators better access to financial services. After its introduction in 2022 and referral to the Senate Finance Committee, there has been no further action to move the legislation forward. The 2022 midterm elections resulted in Republicans taking narrow control of the House of Representatives. Democrats maintained their already-narrow control of the Senate. The upcoming 2024 election cycle will determine control of both Congress and the Presidency, which further increases the uncertainty of legislative or administrative reforms.

There is no guarantee that State laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of State laws within their respective jurisdictions. Unless and until the United States Congress amends the CSA with respect to medical and/or adult-use cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that U.S. federal authorities may enforce current U.S. federal law. Currently, in the absence of uniform federal guidance, as had been established by the Cole Memorandum, enforcement priorities are determined by respective United States Attorneys, and notwithstanding public statements to the contrary, federal law enforcement could enforce the CSA and its criminal prohibition on commercial cannabis activity. If the U.S. federal government begins to enforce U.S. federal laws relating to cannabis in States where the sale and use of cannabis is currently legal, or if existing applicable State laws are repealed or curtailed, AYR’s results of operations, financial condition and prospects would be materially adversely affected. See “U.S. Federal Enforcement Priorities” in the Company’s annual information form dated March 13, 2024 (the “AIF”), incorporated by reference herein.

In light of the political and regulatory uncertainty surrounding the treatment of U.S. cannabis-related activities, including the rescission of the Cole Memorandum discussed above, on February 8, 2018, the Canadian Securities Administrators published a staff notice 51-352 (Revised) – Issuers with U.S. Marijuana-Related Activities (“Staff Notice 51-352”) setting out the Canadian Securities Administrator’s disclosure expectations for specific risks facing issuers with cannabis-related activities in the United States. Staff Notice 51-352 includes additional disclosure expectations that apply to all issuers with U.S. cannabis-related activities, including those with direct and indirect involvement in the cultivation and distribution of cannabis, as well as issuers that provide goods and services to third parties involved in the U.S. cannabis industry.

AYR’s involvement in the U.S. cannabis market may subject AYR to heightened scrutiny by regulators, stock exchanges, clearing agencies and other U.S. and Canadian authorities. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on AYR’s ability to operate in the U.S. or any other jurisdiction. There are a number of risks associated with the business of AYR. See “Cannabis Market Overview” and “Risk Factors” in the AIF, incorporated by reference herein.

ABOUT THIS PROSPECTUS

Readers should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement in connection with an investment in the Securities. No person or entity is authorized by the Company to provide any information or to make any representation other than as contained in this Prospectus (or incorporated by reference herein) or any Prospectus Supplement in connection with the issue and sale of the Securities offered hereunder. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give readers of this Prospectus. We are not making an offer of Securities in any jurisdiction where the offer is not permitted.

Readers should not assume that the information contained or incorporated by reference in this Prospectus is accurate as of any date other than the date of this Prospectus or the respective dates of the documents incorporated by reference herein, unless otherwise noted herein or as required by law. It should be assumed that the information appearing in this Prospectus, any Prospectus Supplement and the documents and the information contained in any document incorporated by reference is accurate only as of the date of that document unless specified otherwise. The business, financial condition, results of operations and prospects of the Company may have changed since those dates.

This Prospectus shall not be used by anyone for any purpose other than in connection with an offering of Securities in compliance with applicable securities laws. We do not undertake to update the information contained or incorporated by reference herein, including any Prospectus Supplement, except as required by applicable securities laws. Information contained on, or otherwise accessed through, our website shall not be deemed to be a part of this Prospectus and such information is not incorporated by reference herein.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference into this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the secretary of AYR Wellness Inc. at 2601 South Bayshore Drive, 9th Floor, Miami, FL 33133, telephone: (786) 885-0397, and are also available electronically at the Canadian System for Electronic Document Analysis and Retrieval (SEDAR+) at www.sedarplus.ca and the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) at https://www.sec.gov/edgar.

The following documents, filed by the Company with the various securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference into and form an integral part of this Prospectus:

a)	the AIF;

b)	the audited consolidated financial statements for the years ended December 31, 2023 and 2022;

c)	the management’s discussion and analysis for the years ended December 31, 2023 and 2022;
d)	the management information circular of the Company filed on SEDAR+ on June 1, 2023 in respect of the annual general meeting of the Company’s shareholders held on June 22, 2023;

e)	the material change report of the Company dated November 8, 2023 in connection with the execution of the definitive agreement in respect of the Arrangement (as defined below);
f)	the management information circular of the Company filed on SEDAR+ on November 22, 2023 in respect of the Arrangement; and

g)	the material change report of the Company dated February 20, 2024 in connection with the closing of the Arrangement, a result of which (and related, previously disclosed transactions), the Company has retired or extended the maturity of nearly $400 million in debt (see “Recent Developments – Completion of Previously Announced Debt Restructuring”).

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this Prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to prevent a statement that is made from being false or misleading in the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

Any document of the type required by National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference into a short form prospectus, including any annual information forms, material change reports (except confidential material change reports), business acquisition reports, interim financial statements, annual financial statements (in each case, including any applicable exhibits containing updated earnings coverage information) and the independent auditor’s report thereon, management’s discussion and analysis and information circulars of the Company filed by the Company with securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the completion or withdrawal of any offering under this Prospectus shall be deemed to be incorporated by reference into this Prospectus. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Company and readers should review all information contained in this Prospectus, the applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein and therein.

To the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 8-K, Form 40-F or Form 20-F (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this Prospectus forms a part. In addition, the Company may incorporate by reference into this Prospectus, or the registration statement on Form F-10 of which it forms part, other information from documents that the Company will file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “1934 Act”) if and to the extent expressly provided therein.

Upon a new annual information form and annual consolidated financial statements being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities in Canada during the period that this Prospectus is effective, the previous annual information form, the previous annual consolidated financial statements and all interim unaudited consolidated financial statements and in each case the accompanying management’s discussion and analysis of financial condition and results of operations, and material change reports filed prior to the commencement of the financial year of the Company in which the new annual information form is filed shall be deemed to no longer be incorporated into this Prospectus for purpose of future offers and sales of Securities under this Prospectus. Upon interim unaudited consolidated financial statements and the accompanying management’s discussion and analysis of financial condition and results of operations being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities during the period that this Prospectus is effective, all interim unaudited consolidated financial statements and the accompanying management’s discussion and analysis of financial condition and results of operations filed prior to such new interim unaudited consolidated financial statements and management’s discussion and analysis of financial condition and results of operations shall be deemed to no longer be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, upon a new management information circular for an annual (or annual and special) meeting of shareholders being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities during the period that this Prospectus is effective, the previous management information circular filed in respect of the prior annual (or annual and special) meeting of shareholders shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

References to our website in any documents that are incorporated by reference into this Prospectus and any Prospectus Supplement do not incorporate by reference the information on such website into this Prospectus or any Prospectus Supplement, and we disclaim any such incorporation by reference.

Any “template version” of “marketing materials” (as those terms are defined in National Instrument 41-101 – General Prospectus Requirements (“NI 41-101”)) pertaining to a distribution of Securities filed after the date of a Prospectus Supplement and before termination of the distribution of Securities offered pursuant to such Prospectus Supplement will be deemed to be incorporated by reference into the Prospectus Supplement for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

A Prospectus Supplement containing the specific terms of an offering of Securities and other information in relation to the Securities will be delivered to prospective purchasers of such Securities together with this Prospectus and shall be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement but only for the purposes of the distribution of the Securities to which that Prospectus Supplement pertains.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents referred to in “Documents Incorporated by Reference”; (ii) the consents of auditors, counsel and any experts identified herein, if applicable; (iii) powers of attorney of the directors and officers of the Company; and (iv) a copy of the form of indenture for Debt Securities. A copy of the form of any applicable warrant agreement, warrant indenture, subscription receipt agreement, convertible securities agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the 1934 Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference herein contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws, including Canadian securities laws and United States securities laws (collectively, “forward-looking statements”). All information, other than statements of historical facts, included in this Prospectus and the documents incorporated by reference herein, including estimates, plans, expectations, opinions, forecasts, projections, targets and guidance, constitutes forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “project”, “expect”, “target”, “continue”, “forecast”, “design”, “goal” or similar expressions and includes, among others, information regarding:

•	laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of U.S. State and federal law to U.S. cannabis products and the scope of any regulations by the U.S. Food and Drug Administration, DEA, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office, the U.S. Department of Agriculture and any State equivalent regulatory agencies over U.S. cannabis products;

•	climate change impacting economic factors such as prices and supply chain disruption, as well as governmental response through laws or regulations regarding greenhouse gas emissions;

•	assumptions and expectations described in the Company’s critical accounting policies and estimates;

•	changes in U.S. generally accepted accounting principles or their interpretation and the adoption and impact of certain accounting pronouncements;

•	the number of users of cannabis or the size of the regulated cannabis market in the United States;

•	the potential time frame for the implementation of legislation to legalize and regulate medical or adult-use cannabis (and the consumer products derived from each of the foregoing) in the United States, and the potential form the legislation and regulations will take;

•	the Company’s future financial and operating performance and anticipated profitability;

•	future performance, results and terms of strategic initiatives, strategic agreements, and supply agreements;

•	the market for the Company’s current and proposed products and services, as well as the Company’s ability to capture market share;

•	the benefits and applications of the Company’s products and services and expected sales thereof;

•	development of affiliated brands, product diversification and future corporate development;

•	anticipated investment in and results of research and development;

•	inventory and production capacity, including discussions of plans or potential for expansion of capacity at existing or new facilities;

•	future expenditures, strategic investments, and capital activities;

•	the competitive landscape in which the Company operates and the Company’s market expertise;

•	the Company’s ability to comply with its debt covenants;

•	the Company’s ability to secure further equity or debt financing, if required;

•	the Company’s ability to refinance its indebtedness and the terms of any such financing;
•	the risk of significant dilution from the issuances of equity or convertible debt securities and settlement of contingent consideration;

•	the level of demand for cannabis products, including the Company’s product and third-party products sold by the Company;

•	the Company’s ability to mitigate risks relating to the cannabis industry, the larger economy such as inflation or fluctuations in interest rates, breaches of and unauthorized access to the Company’s systems and related cybersecurity risks, money laundering, litigation, and health pandemics;
•	risks related to maintaining cash deposits in excess of federally insured limits;

•	the ability to gain appropriate regulatory approvals including for announced acquisitions in the timeframe anticipated;

•	the application for additional licenses and the grant of licenses or renewals of existing licenses that have been applied for;

•	the rollout of new dispensaries, including the number of planned dispensaries to be opened in the future and the timing and location in respect of the same, and related forecasts;

•	the Company’s ability to hit anticipated development targets of cultivation and production projects;
•	the Company’s ability to mitigate the risk of contamination and other risks inherent in the agricultural sector;

•	the ability to successfully integrate and maintain employees from recent acquisitions;

•	risks related to the Company’s liquidity;

•	the ability to develop the Company’s brands and meet growth objectives;

•	risks related to limited market data and difficulty to forecast results;

•	the concentrated voting control of the Company;

•	market volatility and the risks associated with selling of a substantial amount of Restricted Shares;

•	the risk of natural hazards related to severe and extreme weather and climate events;

•	product liability claims related to the products the Company cultivates, produces, and sells;
•	the risk of significant pricing pressures which are often market specific and can be caused by an oversupply of cannabis in the market and may be transitory from period to period; and

•	other events or conditions that may occur in the future.

Prospective investors and other readers are cautioned that the forward-looking information contained in this Prospectus and the documents incorporated herein by reference is based on the assumptions and estimates of management of the Company at the time they were provided or made and involve known and unknown risks, uncertainties and other factors which may cause the actual results, level of activity, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Although the Company believes that the expectations reflected in such forward-looking information are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company’s forward-looking information is expressly qualified in its entirety by this cautionary statement.

A number of factors could cause actual events, performance or results to differ materially from what is projected in the forward-looking information. See “Risk Factors” for further details. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. In formulating the forward-looking information contained herein, the Company has assumed, without limitation, receipt of requisite regulatory approvals on a timely basis, receipt and/or maintenance of required licenses and third-party consents in a timely manner, successful integration of the Company’s and its subsidiaries’ operations, and no unplanned materially adverse changes to its facilities, assets, customer base and the economic conditions affecting the Company’s current and proposed operations. These assumptions, although considered reasonable by the Company at the time of preparation, may prove to be incorrect. In addition, the Company has assumed that there will be no material adverse change to the current regulatory landscape affecting the cannabis industry and has also assumed that the Company will remain compliant in the future with all laws, regulations and rules imposed upon it by law.

There can be no assurance that such forward-looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such forward-looking information. Accordingly, readers should not place undue reliance on forward-looking information. Forward-looking information is provided and made as of the date of this Prospectus and the Company does not undertake any obligation to revise or update any forward-looking information or statements other than as expressly required by applicable law. The Company’s forward-looking information is expressly qualified in its entirety by this cautionary statement.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

Unless the context otherwise requires, all references to “$”, “US$” and “dollars” mean references to the lawful money of the United States. All references to “C$” refer to Canadian dollars. On April 11, 2024, the Bank of Canada daily average rate of exchange was US$1.00 = C$1.3692 or C$1.00 = US$0.7304.

MARKET AND INDUSTRY DATA

This Prospectus includes market and industry data that has been obtained from third-party sources, including industry publications. The Company believes that the industry data is accurate and that its estimates and assumptions are reasonable, but there is no assurance as to the accuracy or completeness of this data. Third party sources generally state that the information contained therein has been obtained from sources believed to be reliable, but there is no assurance as to the accuracy or completeness of included information. Although the data is believed to be reliable, the Company has not independently verified any of the data from third-party sources referred to in this Prospectus or ascertained the underlying economic assumptions relied upon by such sources.

For the avoidance of doubt, nothing stated in this paragraph operates to relieve the Company or any underwriter from liability for any misrepresentation contained in this base shelf prospectus and any prospectus supplement under applicable Canadian securities laws.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the securities commissions in all provinces and territories of Canada. The Company is also an SEC registrant subject to the informational requirements of the 1934 Act, and, accordingly, file with, or furnish to, the SEC certain reports and other information. Under the MJDS adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ from those of the United States. The Company is exempt from the rules under the 1934 Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the 1934 Act.

You are invited to read and copy any reports, statements or other information, other than confidential filings, that we have filed or intend to file with the Canadian provincial securities commissions. These filings are electronically available from SEDAR+ at www.sedarplus.ca and EDGAR at https://www.sec.gov/edgar. Except as expressly provided herein, documents filed on SEDAR and EDGAR are not, and should not be considered, part of this Prospectus.

AYR WELLNESS INC.

AYR Wellness Inc. is a U.S. national cannabis consumer packaged goods company and retailer. Founded in 2019 and headquartered in Miami, Florida, the Company is focused on delivering the highest quality cannabis products and customer experience throughout its footprint. As of March 13, 2024 (the date of the AIF), the Company employed approximately 2,300 personnel. The Company, through its subsidiaries and affiliates, holds, operates, and manages licenses and permits in the States of Florida, Massachusetts, Nevada, New Jersey, Ohio, Pennsylvania, Illinois, and Connecticut (not yet in operation as at the date hereof).

The Company’s strategy is to vertically integrate through the consolidation of cultivating, producing, distributing, and dispensing cannabis brands and products at scale. The Company’s portfolio of consumer-packaged goods brands includes Kynd, Origyn Extracts, Levia, STiX Preroll Co., Secret Orchard, Lost in Translation, HAZE, Road Tripper, Wicked, CannaPunch and Entourage, among others. The Company distributes and markets its products to AYR-owned retail stores and to third-party licensed retail cannabis stores throughout AYR’s operating footprint.

The Company owns and operates a chain of cannabis retail stores under brand names including AYR, Liberty Health Sciences, and The Dispensary. AYR owns stores under other names, primarily where stores acquired still retain their pre-acquisition branding, though the Company intends to unify its retail footprint under the AYR retail brand name over time. The revenue of AYR’s retail stores derives primarily from the sale of cannabis products, with an immaterial portion of income resulting from the sale of other merchandise (such as cannabis accessories). As of the date hereof, AYR operates 91 retail stores, located across AYR’s portfolio.

The Company does not currently accept payment for products or services online.

See “Description of the Business” in the AIF, incorporated herein by reference.

Licenses

The following table provides a list of the licenses granted to companies and facilities operated by, or to which operational support is provided by, the Company as of the date hereof. Licenses which individually account for 10% or more of the consolidated revenue of the Company for the year ended December 31, 2023 (which are indicated in the chart below) are indicated with an asterisk.

Licensed Entity	d/b/a	Licensed Address	Type	Title	Cert. | Lic. Number	Exp. Date	Function	Class
LivFree Wellness LLC		3900 Ponderosa Way, Las Vegas, NV 89118	Certificate	Cannabis Compliance Board – Medical Marijuana Cultivation	74378723704914675084	6/30/2024	Cultivation	M
			License	Cannabis Compliance Board – Adult-Use Marijuana Cultivation	68096361433916615303	10/31/2024	Cultivation	AU
			Certificate	Cannabis Compliance Board – Medical Marijuana Production	52864127312203226338	6/30/2024	Production	M
			License	Cannabis Compliance Board – Adult-Use Marijuana Production	59998657224967428496	10/31/2024	Production	AU
	The Dispensary	8605 S Eastern Ave Las Vegas, NV 89123	License	Cannabis Compliance Board – Adult-Use Retail Store	64345737726226352455	11/30/2024	Retail	AU
		5347 S. Decatur, Las Vegas, NV 89118	Certificate	Cannabis Compliance Board – Medical Marijuana Dispensary	60215712221216816750	6/30/2024	Retail	M
			License	Cannabis Compliance Board – Adult-Use Retail Store	71224329369156133247	6/30/2024	Retail	AU
			License	Cannabis Compliance Board – Adult-Use Distribution	14504799651148975256	6/30/2024	Distribution	AU
		50 N. Gibson, Henderson, NV 89014	Certificate	Cannabis Compliance Board – Medical Marijuana Dispensary	54403159919762505142	6/30/2024	Retail	M
			License	Cannabis Compliance Board – Adult-Use Retail Store	08792343110299625005	9/30/2024	Retail	AU
		100 W. Plumb Lane, Reno, NV 89509	Certificate	Cannabis Compliance Board – Medical Marijuana Dispensary	04186481440349513323	6/30/2024	Retail	M
			License	Cannabis Compliance Board – Adult-Use Retail Store	71702389611437559364	6/30/2024	Retail	AU
		435 Eureka Avenue, Reno, NV 89512	Certificate	Cannabis Compliance Board – Medical Marijuana Cultivation	96804690721657828547	6/30/2024	Cultivation	M
			License	Cannabis Compliance Board – Adult-Use Marijuana Cultivation	94104154254817748080	11/30/2024	Cultivation	AU
			License	Cannabis Compliance Board – Medical Marijuana Production	56693629355290417097	11/30/2024	Production	AU
			Certificate	Cannabis Compliance Board – Medical Marijuana Production	18668881888004789228	6/30/2024	Production	M
Tahoe-Reno Botanicals LLC	Kynd Cannabis Company	1645 Crane Way, Sparks, NV 89431	Certificate	Cannabis Compliance Board – Medical Marijuana Cultivation	82842542964915513809	6/30/2024	Cultivation	M
			License	Cannabis Compliance Board – Adult-Use Marijuana Cultivation	20856188563796491040	6/30/2024	Cultivation	AU
Tahoe-Reno Extractions LLC		1645 Crane Way, Sparks, NV 89431	Certificate	Cannabis Compliance Board – Medical Marijuana Production	12078072637090304628	6/30/2024	Production	M
			License	Cannabis Compliance Board – Adult-Use Production	76163748746660781629	6/30/2024	Production	AU
			License	Cannabis Compliance Board – Adult-Use Distribution	77027711033924812731	6/30/2024	Distribution	AU
Kynd-Strainz LLC	MYNT Cannabis Dispensary	132 E. Second St., Reno, NV 89501	Certificate	Cannabis Compliance Board – Medical Marijuana Dispensary	97519348303293892007	6/30/2024	Retail	M
			License	Cannabis Compliance Board – Adult-Use Retail Store	46934338604709544132	6/30/2024	Retail	AU
Lemon Aide, LLC		340 Lemmon Drive, Reno, NV 89506	Certificate	Cannabis Compliance Board – Medical Marijuana Dispensary	80994578239784321818	6/30/2024	Retail	M
			License	Cannabis Compliance Board – Adult-Use Retail Store	13244303247046007918	6/30/2024	Retail	AU
NV Green Inc.		1475 Hymer Ave Suite A, Sparks, NV 89431	License	Cannabis Compliance Board – Adult-Use Marijuana Cultivation	80476394983467584488	8/31/2024	Cultivation	AU
			License	Cannabis Compliance Board – Adult-Use Marijuana Production	08300436904530710396	8/31/2024	Production	AU
			Certificate	Cannabis Compliance Board – Medical Marijuana Cultivation	33102338992967161675	6/30/2024	Cultivation	M
			Certificate	Cannabis Compliance Board – Medical Marijuana Production	51157511271279283787	6/30/2024	Production	M
Tahoe Hydroponics Company LLC		3535 Arrowhead Dr Ste B, Carson City, NV 89706	Certificate	Cannabis Compliance Board – Medical Marijuana Cultivation	97712183133535367749	6/30/2024	Cultivation	M
			License	Cannabis Compliance Board – Adult- Use Marijuana Cultivation	15066280419696569275	6/30/2024	Cultivation	AU
			License	Cannabis Compliance Board – Adult-Use Distribution	33766980341791854561	6/30/2024	Distribution	AU
Ayr Wellness NJ, LLC		950 US Highway 1, Woodbridge, NJ 07095	License	CRC – Cultivate and Process Medicinal Marijuana	MC000067	12/31/2024	Cultivation and Production	M
			License	CRC – Dispense Medicinal Marijuana	MRE000018	12/31/2024	Retail	M
			License	CRC – Class 1 Cultivator	C000067	10/11/2024	Cultivation	AU
			License	CRC – Class 5 Retailer	RE000018	6/5/2024	Retail	AU

		2536 Rt. 22, Union, NJ 07083	License	CRC – Class 5 Retailer	RE000017	6/5/2024	Retail	AU
			License	CRC – Dispense Medicinal Marijuana	MRE000017	12/31/2024	Retail	M
		2000 East Park Blvd Suite 2002, South Brunswick, NJ 08512	License	CRC – Class 2 Manufacturer	MM000033	12/31/2024	Production	AU
		1719 Oak Street Lakewood NJ 08701	License	CRC – Cultivate and Process Medicinal Marijuana	MC000200	12/31/2024	Cultivation and Production	M
		59 NJ-35, Eatontown, NJ 07724	License	CRC – Dispense Medicinal Marijuana	MRE000016	12/31/2024	Retail	M
			License	CRC – Class 5 Retailer	RE000016	6/5/2024	Retail	AU
Sira Naturals, Inc.	AYR Cannabis Dispensary	48 North Beacon Street, Watertown, MA 02472	License	CCC – Registered Marijuana Dispensary	MTC325	9/18/2024	Retail	M
			License	CCC – Marijuana Establishment License (Retailer)	MR283886	9/18/2024	Retail	AU
		827-829 Boylston Street Boston, MA 02116	License	CCC – Marijuana Establishment License (Retailer)	MR283946	9/18/2024	Retail	AU
		240 Elm Street, Somerville, MA 02144	License	CCC – Registered Marijuana Dispensary	MTC245	9/18/2024	Retail	M
			License	CCC – Marijuana Establishment License (Retailer)	MR282672	9/18/2024	Retail	AU
		29 Franklin Street, Needham, MA 02492	License	CCC – Registered Marijuana Dispensary	MTC625	9/18/2024	Retail	M
		13 Commercial Way, Milford, MA 01757	License	CCC – Marijuana Establishment License (Cultivation/Tier 3 – Indoor)	MC281252	9/30/2024	Cultivation	AU
			License	CCC – Marijuana Establishment License (Product Manufacturer)	MP281303	10/12/2024	Production	AU
			License	CCC – Marijuana Establishment License (Transporter)	MX281310	10/12/2024	Distribution	AU
			License	CCC – Marijuana Establishment License (Cultivation)	MTC245-C	9/18/2024	Cultivation	M
			License	CCC – Marijuana Establishment License (Product Manufacturer)	MTC245-P	9/18/2024	Production	M
		1 Industrial Way, Milford MA 01751	License	CCC – Marijuana Establishment License (Cultivation/Tier 3 – Indoor)	MC282015	9/16/2024	Cultivation	AU
		5-7 Industrial Way, Milford, MA 01757	License	CCC – Marijuana Establishment License (Cultivation/Tier 8 – Indoor)	MC283066	9/18/2024	Cultivation	AU
			License	CCC – Marijuana Establishment License (Product Manufacturer)	MP281613	9/18/2024	Production	AU
Cultivauna, LLC	Ayr Wellness	68 Tenney Street, Georgetown, MA 01833	License	CCC – Marijuana Establishment License (Product Manufacturer)	MP281871	1/16/2025	Production	AU
CSAC Ohio LLC		844 East Tallmadge Avenue, Akron, Ohio, 44310	License	OH Department of Commerce – Medical Marijuana Processor Operating License	MMCPP00102	12/1/2024	Production	M
Parma Wellness Center, LLC		12795 Corporate Drive, Parma, Ohio 44130	License	OH Department of Commerce – Medical Marijuana Cultivator Operating License	MMCPC00025	10/3/2024	Cultivation	M
Daily Releaf, LLC(1)	AYR Dispensary	4918 Airway Road, Riverside, Ohio 45431	License	OH Department of Commerce – Medical Marijuana Dispensary	MMD.0700145	6/30/2025	Retail	M
Twice the Wellness LLC(1)		27900 Chagrin Boulevard, Suites 900B and 900C, Woodmere, Ohio 44122	License	OH Department of Commerce – Medical Marijuana Dispensary	MMD.0700158	6/30/2025	Retail	M
Heaven Wellness, LLC(1)		6722 State Route 132, Goshen, Ohio 45122	License	OH Department of Commerce – Medical Marijuana Dispensary	MMD.0700138	6/30/2025	Retail	M
DFMMJ Investments, LLC	AYR Cannabis Dispensary	18770 N County Road 225, Gainesville, Florida, 32609	License	OMMU – Medical Marijuana Treatment Center	MMTC-2015-0002*	7/31/2024	Cultivate, Process, Transport, Retail	M
CannTech PA, LLC	AYR Wellness	535 Keystone Drive, Warrendale, PA 15086	Permit	PA Department of Health Office of Medical Marijuana – Grower/Processor Facility	CR04-GP20-5701	2/20/2025	Cultivation	M
		809 Sampson Street, New Castle, PA 16101	Permit	PA Department of Health Office of Medical Marijuana – Dispensary Facility	CR04-D20-6701 A	2/20/2025	Retail	M
		505 W. Germantown Pike, Plymouth Meeting, PA 19462	Permit	PA Department of Health Office of Medical Marijuana – Dispensary Facility	CR04-D20-6701 B	2/20/2025	Retail	M
		112 Northtowne Square, Gibsonia PA 15044	Permit	PA Department of Health Office of Medical Marijuana – Dispensary Facility	CR04-D20-6701 C	2/20/2025	Retail	M
		712 Lancaster Ave., Bryn Mawr, PA 19010	Permit	PA Department of Health Office of Medical Marijuana – Dispensary Facility	CR04-D20-6701 D	2/20/2025	Retail	M
		801 Horsham Rd, Montgomeryville, PA 18936	Permit	PA Department of Health Office of Medical Marijuana – Dispensary Facility	CR04-D20-6701 E	2/20/2025	Retail	M
		2244 Oakland Ave, Indiana, PA 15701	Permit	PA Department of Health Office of Medical Marijuana – Dispensary Facility	CR04-D20-6701 F	2/20/2025	Retail	M
DocHouse LLC		740 Ann St Pottsville, PA 17901	Permit	PA Department of Health Office of Medical Marijuana – Grower/Processor Facility	GP18-1002	7/31/2024	Cultivation	M
PA Natural Medicine LLC		261-269 Columbia Mall Dr., Bloomsburg, PA 17815	Permit	PA Department of Health Office of Medical Marijuana – Dispensary Facility	D-4007-17 A	6/29/2024	Retail	M
		1420 N. Susquehanna Trail, Selinsgrove, PA 17870	Permit	PA Department of Health Office of Medical Marijuana – Dispensary Facility	D-4007-17 B	6/29/2024	Retail	M
		2105 N. Atherton St., State College, PA 16803	Permit	PA Department of Health Office of Medical Marijuana – Dispensary Facility	D-4007-17 C	6/29/2024	Retail	M
Herbal Remedies Dispensaries, LLC	AYR Cannabis Dispensary	4440 Broadway Street Suite 1 Quincy, IL 62305	License	IDFPR – Registered Medical Cannabis Dispensing Organization	280.000004	9/24/2024	Retail	M
		4440 Broadway Street Suite 1 Quincy, IL 62305	License	IDFPR – Adult Use Dispensing Organization	284.000137	3/31/2026	Retail	AU
		1837 Broadway Street Quincy, IL 62301	License	IDFPR – Adult Use Dispensing Organization	284.000138	3/31/2026	Retail	AU

Note:

(1)	Entered into an Option Agreement and Support Services Agreement with AYR Ohio LLC pending regulatory approval for the license transfers by the Ohio Department of Commerce.

RECENT DEVELOPMENTS

Addition of Jared Cohen as a Director of the Company

On March 15, 2024, AYR announced that it had welcomed Jared Cohen to the Board. Jared is currently a partner at FiSai Investments and brings over 20 years of public and private investing experience across multiple industries and throughout the capital structure. Mr. Cohen received his Bachelor of Arts from the University of California, Los Angeles. See “Recent Developments – Completion of Previously Announced Debt Restructuring”.

Completion of Previously Announced Debt Restructuring and Wind-up of Ayr Wellness Canada Holdings Inc.

On February 7, 2024, the Company announced that it completed the previously announced plan of arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act involving the Company and AYR Wellness Canada Holdings Inc. (“AYR Wellness Canada”), pursuant to which:

•	100% of the issued and outstanding 12.50% senior secured notes due December 10, 2024 of the Company (the “Senior Notes”), in an aggregate principal amount of $243.25 million, were assigned by the holders thereof (the “Senior Noteholders”) to AYR Wellness Canada, a wholly owned subsidiary of the Company, in exchange for an equivalent aggregate principal amount of new 13.0% senior secured notes due December 10, 2026 of AYR Wellness Canada (the “2026 Exchange Notes”), which obligations are guaranteed by the Company and each of the Company’s other direct and indirect subsidiaries and secured by all or substantially all of the assets and properties of AYR Wellness Canada, the Company and each guaranteeing subsidiary, subject to certain exemptions;

•	29,040,140 Restricted Shares (the “New Exchange Shares”) were issued to the Senior Noteholders (being equal to approximately 24.9% of the issued and outstanding shares of the Company on closing of the Arrangement (excluding the Mercer Warrants. the Anti-Dilutive Warrants and certain treasury shares);

•	a Senior Noteholder (i) subscribed for $50 million aggregate principal amount of additional 13.0% senior secured notes due December 10, 2026 of AYR Wellness Canada (the “Additional 2026 Notes”, and together with the 2026 Exchange Notes, the “2026 Notes”), issued at a 20% original issue discount (resulting in $40 million of gross proceeds to the Company), and (ii) was issued 5,947,980 Restricted Shares (the “Backstop Premium”, and together with the New AYR Exchange Shares, the “New Shares”) in consideration for the commitment to purchase the Additional 2026 Notes pursuant to a backstop commitment letter in favour of the Company dated October 31, 2023;

•	in order to reduce the dilutive effect of the New Exchange Shares and the Backstop Premium on existing shareholders, the existing shareholders of the Company as of the close of business on February 5, 2024 (i.e., including the holders of the Multiple Voting Shares and Exchangeable Shares (as defined below) but excluding the recipients of the New Exchange Shares and the Backstop Premium) were issued 23,046,067 Restricted Share purchase warrants to acquire approximately 16.5% of the outstanding shares of the Company (including the New Exchange Shares and the Backstop Premium, but excluding the Mercer Warrants and certain treasury shares) on a fully-diluted and pro-forma basis (assuming their exercise in full) (the “Anti-Dilutive Warrants”). If fully exercised, the Anti-Dilutive Warrants will dilute the New Exchange Shares and the Backstop Premium from approximately 30% to approximately 24.9% of the fully diluted outstanding shares of the Company. The Anti-Dilutive Warrants are exercisable at US$2.12 per share until February 7, 2026 and are only exercisable by non-U.S. persons and accredited investors as such terms are defined under applicable United States securities laws; and

•	certain Senior Noteholders (the “Majority Senior Noteholders”) were granted (i) the right to appoint one independent director (with no affiliation to competitors of the Company) to the Company’s board of directors, (ii) the right to continue to nominate one independent director at each annual meeting of the Company until the earlier of the repayment or refinancing of the 2026 Exchange Notes or the Majority Senior Noteholders cease to hold a majority of the 2026 Exchange Notes held as of closing of the Arrangement, and (iii) customary pre-emptive rights to acquire additional equity of the Company to maintain their respective proportionate equity interests. The Majority Senior Noteholders chose Jared Cohen as their nominee, who was appointed to the Board effective March 15, 2024.

The Company wound-up AYR Wellness Canada on March 31, 2024, pursuant to which all of the assets and liabilities of AYR Wellness Canada, including the 2026 Notes, became the assets and liabilities of the Company. Upon completion of same, the Senior Notes were cancelled and the 2026 Notes became direct obligations of the Company.

As a result of the Arrangement and related, previously disclosed transactions, the Company has retired or extended the maturity of nearly $400 million in debt (including the debt described under “Recent Developments – LivFree Amendment” below) in the past year and now has limited debt maturities until 2026.

LivFree Amendment

On November 1, 2023, the Company announced that on October 31, 2023 it had entered into an agreement with LivFree Wellness, LLC (“LivFree”) to amend certain terms of the promissory note dated May 24, 2019 (the “LivFree Note”) executed in connection with the Company’s acquisition of LivFree. The amendments to the LivFree Note:

•	provide an extension of two years from the initial maturity date, resulting in a maturity date of May 24, 2026;

•	defer repayment of approximately $5 million of accrued PIK interest until May 24, 2026;

•	convert interest on the LivFree Note from PIK to monthly cash interest;

•	increase the interest rate on the LivFree Note to 10.0% per annum; and

•	require a $3 million payment to LivFree on closing of the Arrangement, which payment has been made and applied to the outstanding principal amount due under the LivFree Note.

As a result of the amendments to the LivFree Note, as of November 1, 2023, the Company announced that it reached contingent agreements to defer principal, amortization or accrued interest payments for two years on an aggregate amount, net of payments, of approximately $87 million of debt obligations, including contingent agreements with holders of approximately $73.3 million aggregate principal amount of vendor take-back promissory notes (“Vendor Notes”), representing 86.5% of the outstanding principal amount of all Vendor Notes maturing before 2027. Upon completion of the Arrangement on February 7, 2024, the conditions to each of the Vendor Note amendments were fulfilled.

LEGAL AND REGULATORY MATTERS

On February 8, 2018, the Canadian Securities Administrators revised their previously released Staff Notice 51-352, which provides specific disclosure expectations for issuers that currently have, or are in the process of developing, cannabis-related activities in the United States as permitted within a particular State’s regulatory framework. All issuers with U.S. cannabis-related activities are expected to clearly and prominently disclose certain prescribed information in disclosure documents. As a result of the Company’s existing cannabis operations and/or assets in Massachusetts, Nevada, Pennsylvania, Florida, New Jersey, Ohio, Illinois and Connecticut (not yet in operation as at the date hereof), AYR provides the following disclosure:

The legalization and regulation of marijuana for medical and recreational use is implemented at the State level in the United States. State laws regulating cannabis are in direct conflict with the CSA, which makes cannabis use and possession federally illegal. Although certain States and territories of the United States authorize medical or adult-use cannabis production and distribution by licensed or registered entities, under United States federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts under federal law under any and all circumstances under the CSA. Although the Company’s business activities are believed to be compliant with applicable U.S. State and local law in the jurisdictions where AYR operates, strict compliance with State and local laws with respect to cannabis may neither absolve AYR of liability under United States federal law, nor may it provide a defense to any federal proceeding which may be brought against AYR.

The following table is intended to assist readers in identifying those parts of this Prospectus and the documents incorporated by reference therein that address the disclosure expectations outlined in Staff Notice 51-352.

Industry Involvement	Specific Disclosure Necessary to Fairly Present all Material Facts, Risks and Uncertainties	Prospectus Cross-Reference
All Issuers with U.S. Marijuana- Related Activities	Describe the nature of the issuer’s involvement in the U.S. marijuana industry and include the disclosures indicated for at least one of the direct, indirect and ancillary industry involvement types noted in this table.	- Description of the Business
	Prominently State that marijuana is illegal under U.S. federal law and that enforcement of relevant laws is a significant risk.	- Cover page (disclosure in bold typeface) - Cannabis Market Overview (disclosure in bold typeface)
Discuss any statements and other available guidance made by federal authorities or prosecutors regarding the risk of enforcement action in any jurisdiction where the issuer conducts U.S. marijuana-related activities.

-       Cover page (disclosure in bold typeface)

-       Federal Regulatory Environment

-       U.S. Federal Enforcement Priorities

-       Risk Factors – While legal under applicable U.S. State law, AYR’s business activities are illegal under U.S. federal law

-       See “Risk Factors – The approach to the enforcement of cannabis laws may be subject to change or may not proceed as previously outlined” in the AIF, incorporated by reference herein

Outline related risks including, among others, the risk that third-party service providers could suspend or withdraw services and the risk that regulatory bodies could impose certain restrictions on the issuer’s ability to operate in the U.S.

-       See “Risk Factors – Service providers could suspend or withdraw service” in the AIF, incorporated by reference herein

-       See “Risk Factors - While legal under applicable U.S. State law, AYR’s business activities are illegal under U.S. federal law” in the AIF, incorporated by reference herein

Given the illegality of marijuana under U.S. federal law, discuss the issuer’s ability to access both public and private capital and indicate what financing options are / are not available in order to support continuing operations.

-       Ability to Access Public and Private Capital

-       See “Risk Factors – AYR may be subject to restricted access to banking in the United States and Canada” in the AIF, incorporated by reference herein

-       See “Risk Factors – AYR’s investments in the U.S. are subject to applicable anti-money laundering laws and regulations” in the AIF, incorporated by reference herein

	Quantify the issuer’s balance sheet and operating statement exposure to U.S. marijuana related activities.	- Exposure to U.S. Marijuana Related Activities
	Disclose if legal advice has not been obtained, either in the form of a legal opinion or otherwise, regarding (a) compliance with applicable State regulatory frameworks and (b) potential exposure and implications arising from U.S. federal law.	- The Company has received and continues to receive legal input regarding (a) compliance with applicable State regulatory frameworks and (b) potential exposure and implications arising from U.S. federal law in certain respects. The Company receives such advice on an ongoing basis but does not have a formal legal opinion on such matters.

Industry Involvement	Specific Disclosure Necessary to Fairly Present all Material Facts, Risks and Uncertainties	Prospectus Cross-Reference
U.S. Marijuana Issuers with direct involvement in cultivation or distribution	Outline the regulations for U.S. States in which the issuer operates and confirm how the issuer complies with applicable licensing requirements and the regulatory framework enacted by the applicable U.S. State.

-       Cannabis Market Overview – Nevada

-       Cannabis Market Overview –Massachusetts

-       Cannabis Market Overview –Pennsylvania

-       Cannabis Market Overview – Florida

-       Cannabis Market Overview – Ohio

-       Cannabis Market Overview – New Jersey

-       Cannabis Market Overview – Illinois

-       Cannabis Market Overview – Connecticut

-       State Regulatory Landscapes

	Discuss the issuer’s program for monitoring compliance with U.S. State law on an ongoing basis, outline internal compliance procedures and provide a positive statement indicating that the issuer is in compliance with U.S. State law and the related licensing framework. Promptly disclose any non-compliance, citations or notices of violation which may have an impact on the issuer’s license, business activities or operations.	- Cannabis Market Overview – Compliance with State Regulatory Frameworks

In accordance with Staff Notice 51-352, below is a discussion of the federal and State-level U.S. regulatory regimes in those jurisdictions where AYR is directly or indirectly involved through its subsidiaries. AYR is currently indirectly engaged in the manufacture, possession, use, sale or distribution of cannabis and/or holds licenses in the adult-use and/or medicinal cannabis marketplace in the States of Massachusetts, Nevada, Pennsylvania, Florida, New Jersey, Ohio, Illinois and Connecticut. In accordance with Staff Notice 51-352, AYR will evaluate, monitor and reassess this disclosure, and any related risks, on an ongoing basis and the same will be supplemented and amended to investors in public filings, including in the event of government policy changes or the introduction of new or amended guidance, laws or regulations regarding cannabis regulation. As noted under “Non-Compliance with State and Local Cannabis Laws” below, AYR intends to cause its businesses to promptly remedy any known occurrences of non-compliance with applicable State and local cannabis rules and regulations, and AYR intends to publicly disclose any non-compliance, citations or notices of violation which may have an impact on its licenses, business activities or operations.

Exposure to U.S. Marijuana Related Activities

As of December 31, 2023, 100% of the businesses was directly derived from United States cannabis-related activities. As such, the Company’s exposure to United States cannabis related activities is 100%.

U.S. Federal Regulatory Environment

The federal government of the United States regulates controlled substances through the Controlled Substances Act (CSA), which places controlled substances on one of five schedules. Currently, marijuana is classified as a Schedule I controlled substance. A Schedule I controlled substance means the U.S. Drug Enforcement Administration considers it to have a high potential for abuse, no accepted medical treatment, and a lack of accepted safety for the use of it even under medical supervision. Overall, the United States federal government has specifically reserved the right to enforce federal law regarding the sale and disbursement of medical or adult-use marijuana even if such sale and disbursement is sanctioned by State law. Accordingly, there are a number of significant risks associated with the business of the Company and unless and until the United States Congress amends the CSA with respect to medical and/or adult-use cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a significant risk that federal authorities may enforce current federal law, and the business of the Company may be deemed to be producing, cultivating, extracting, or dispensing cannabis or aiding or abetting or otherwise engaging in a conspiracy to commit such acts in violation of federal law in the United States.

The Company’s operations, to the Company’s knowledge, are in compliance with applicable State laws, regulations and licensing requirements in the jurisdictions where the Company operates. Additionally, the Company uses the same proprietary, best-practices policies and procedures in its managed facilities as in its owned facilities in order to ensure systematic operations and, as such, to the Company’s knowledge, the facilities that the Company operates are in compliance with applicable State laws, regulations and licensing requirements. Nonetheless, for the reasons described above and risks described under the “Cautionary Note Regarding Forward-Looking Information”, but not limited to these reasons, there are significant risks associated with the business of the Company. Readers are strongly encouraged to carefully read all the risk factors contained in this Prospectus and the documents incorporated herein by reference.

The following sections describe the legal and regulatory landscape in respect of the States in which the Company currently operates. As discussed above, State laws in the U.S. regulating cannabis are in direct conflict with the CSA. Although certain States and territories of the U.S. authorize medical and/or recreational cannabis cultivation, manufacturing, production, distribution and sales by licensed or registered entities, under U.S. federal law, the cultivation, manufacture, distribution, possession, use, and transfer of cannabis and any related drug paraphernalia, unless specifically exempt, is illegal and any such acts are criminal acts under the CSA. Even though the Company’s activities may be compliant with applicable State laws, strict compliance with State laws with respect to cannabis may neither absolve the Company of liability under U.S. federal law, nor may it provide a defense to any federal proceeding which may be brought against the Company.

While the Company’s compliance controls have been developed to mitigate the risk of violations of a license arising, there is no assurance that the Company’s licenses will be renewed in the future in a timely manner. Any unexpected delays or costs associated with the licensing renewal process could impede the ongoing or planned operations of the Company and have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

As a result of the November 2020 U.S. federal election, President Joseph R. Biden is now in office. There can be no assurance as to the position any administration may take on marijuana and the Biden administration could decide to enforce the federal laws strongly. Any enforcement of current federal laws could cause significant financial damage to the Company and its shareholders. Further, future presidential administrations may want to treat marijuana differently and potentially enforce the federal laws more aggressively. Further, control of the United States federal government is now divided between the Democratic Party, which holds control of the Presidency and the Senate, and the Republican Party, which holds control of the House of Representatives; given the state of such divided government, the prospects of federal marijuana legalization remain unclear.

U.S. Federal Enforcement Priorities

Due to the current federal regulatory environment in the United States, as further described herein, AYR may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada and the U.S. As a result, AYR may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on AYR’s ability to invest in the U.S. or any other jurisdiction. See “Risk Factors – While legal under applicable U.S. State law, AYR’s business activities are illegal under U.S. federal law” and “Risk Factors – The approach to the enforcement of cannabis laws may be subject to change or may not proceed as previously outlined” in the AIF, incorporated herein by reference.

Changes in government policy or public opinion can significantly influence the regulation of the cannabis industry in Canada, the United States and elsewhere. A negative shift in the public’s perception of cannabis in the U.S. or any other applicable jurisdiction could affect future legislation or regulation. Among other things, such a shift could cause State jurisdictions to abandon initiatives or proposals to legalize cannabis, thereby limiting the number of new State jurisdictions into which AYR could expand. Any inability to fully implement AYR’s expansion strategy may have a material adverse effect on AYR’s business, financial condition and results of operations. See “Risk Factors” in the AIF, incorporated herein by reference.

Further, violations of any U.S. federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from criminal charges or civil proceedings conducted by either the U.S. federal government or private citizens (who have the right to seek private relief for AYR’s “aiding and abetting” activities that violate U.S. federal law), including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a material adverse effect on AYR, including on its reputation and ability to conduct business, its holding (directly or indirectly) of cannabis licenses in the U.S., the listing of its securities on various stock exchanges, its financial position, operating results, profitability or liquidity, or the market price of its publicly-traded shares. In addition, it is difficult for AYR to estimate the time or resources that would be needed for the investigation or final resolution of any such matters because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial. See “Risk Factors – Risks Related to Legality of Cannabis” in the AIF, incorporated herein by reference.

State Regulatory Environment

Nevada

Nevada Regulatory Landscape

In November 2000, Nevada voters passed the “Medical Marijuana Act” (Question 9) for the second time, which is mandated for any ballot measures that seek to amend the State’s constitution. Medical use was officially made exempt from prosecution in June 2001 with the passage of Assembly Bill 453, which took effect in October later that year, however personal cultivation of marijuana for private medical use was the only available means of acquisition.

In June 2013, the Nevada legislature passed Senate Bill 374, “An Act Relating to Medical Marijuana,” providing for the licensing of medical cannabis business establishments for commercial operations.

In November 2016, Nevada voters passed the “Initiative to Regulate and Tax Marijuana” (Question 2), allowing licensed cannabis establishments to engage in the sale of adult-use cannabis in the State beginning July 2017. As of July 2020, the Nevada Cannabis Compliance Board (the “CCB”) governs and administers regulatory oversight for the medical and adult-use cannabis programs.

In June 2021, the Nevada legislature passed Assembly Bill 341, “An Act Relating to Cannabis,” authorizing the CCB to implement regulations and issue licenses for the operation of alcohol-free consumption lounges where adults may purchase and consume cannabis products on-site, whether at stand-alone businesses or attached to existing retail stores. In June 2023, Governor Lombardo signed into law a bill that more than doubled the personal possession limit, consolidated licensing rules, and broadened eligibility for participation in the market by those with prior felony convictions.

Cities and counties in Nevada are allowed to determine the number of local cannabis licenses they will issue, up to the maximum number as allocated by the statute.

Licenses and Regulations

The CCB licenses and regulates five types of cannabis establishments: cultivation, production, independent testing, distribution, and retail stores. Cultivation establishments may sell usable cannabis to retail stores, production establishments, and to other cultivation establishments, but not directly to customers. Production establishments are authorized to make products such as concentrates, edibles, ointments and tinctures, and likewise sell to other production establishments and retail stores,

AYR, through its owned and managed entities, operates four cultivation facilities, three production facilities, six dispensaries, and two distribution facilities in the State of Nevada. Under applicable laws, the licenses issued for these facilities permit the businesses to cultivate, manufacture, process, package, sell, purchase, and transport cannabis pursuant to the license types and Nevada regulations.

CCB regulations apply to all aspects of cannabis seed-to-sale operations including record keeping; employee and principal officer background checks and establishment agent card requirements; cannabis inventory labeling, quality and tracking; safe and secure storage practices; audio/visual and physical security at licensed facilities; secure product transportation measures; and financial, labor and governance reporting of the licensee and its affiliates. Regulators may conduct announced or unannounced inspections of licensees to assess compliance with applicable laws and regulations.

The Company is not aware of any specific risks associated with providing administrative, consulting and operations services to licensed cannabis establishments in Nevada such as are provided to the Nevada Managed Entities by the Company. To the knowledge of management of the Company, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action specific to the State of Nevada. For more information on federal enforcement and the risks associated with the U.S. cannabis regulatory environment generally, see, without limitation, “Risk Factors – Risks Related to Legality of Cannabis” in the AIF.

Massachusetts

Massachusetts Regulatory Landscape

In November 2008, Massachusetts voters approved the Massachusetts “Sensible Marijuana Policy Initiative,” known as “Question 2,” which decriminalized the possession of small amounts of cannabis punishable by a reduced fine and eliminated reporting of the offense to the state’s criminal history board.

In November 2012, voters approved the Massachusetts “Medical Marijuana Initiative,” known as “Question 3”. That same year, the legislature passed “An Act for the Humanitarian Medical Use of Marijuana” within Chapter 369 of the Acts of 2012 which thereby established the Medical Use of Marijuana Program (“MUMP”) for the registration and authorization of qualifying patients, personal caregivers, Medical Marijuana Treatment Centers (“MMTCs”), and authorized MMTC agents to engage in the cultivation, production, and commercial sale of medical marijuana. MMTC licenses are vertically integrated licenses and authorize each MMTC to operate one cultivation facility, one processing facility and three dispensary locations.

In November 2016, Massachusetts voters approved the Massachusetts “Legalization, Regulation and Taxation of Marijuana Initiative,” known as “Question 4,” which legalized the licensed recreational or “adult-use” distribution and sale of cannabis in the Commonwealth. In December 2016, then-Governor Baker signed omnibus legislation amending the initiative to clarify municipal land-use regulations and extend the commencement date for legal licensed recreational cannabis sales by six months, to July 2018.

In July 2017, the Massachusetts legislature approved House Bill 3818, “An Act to Ensure Safe Access to Marijuana,” which became Chapter 55 of the Acts of 2017, and, among other things, established the Cannabis Control Commission (“CCC”) to implement and administer laws enabling access to medical and adult-use cannabis. Among its oversight and regulatory duties, the CCC issues licensure for the adult-use cultivation, processing and dispensary facilities (collectively, “Marijuana Establishments”), and MMTCs.

In November 2018, after further extensions, the CCC issued the first notices for marijuana retail establishments to commence adult-use operations in the Commonwealth.

In August 2022, the Massachusetts legislature passed S. 3096, “An Act Relative to Equity in the Cannabis Industry,” which became Chapter 180 of the Acts of 2022, that clarifies and limits the authority of municipalities to request percentage-based annual Community Impact Fees and other donations or fees under the statutorily required Host Community Agreements with those municipalities.

Licenses and Regulations

The CCC oversees the issuance and annual renewal of licensure for both medical and adult-use marijuana businesses within the Commonwealth. MMTCs are vertically integrated businesses that cultivate, process, and retail marijuana and marijuana products for medical use. MMTCs may also deliver products to registered qualifying patients.

The CCC categorizes all adult-use cannabis businesses as Marijuana Establishments (“ME”), which include craft marijuana cooperatives, cultivators (indoor and outdoor), independent testing laboratories, couriers, delivery operators, research facilities, microbusinesses, product manufacturers, retailers, standards laboratories, and transporters.

The Company holds three adult-use cultivator licenses, three adult-use product manufacturer licenses, three adult-use marijuana retailer licenses and one adult-use transportation license in the Commonwealth. In addition, the Company owns three MMTC licenses in the Commonwealth, which authorizes the cultivation and product manufacturing of medical-use cannabis and dispensing to qualifying patients at three dispensary locations. Under its various MMTC and ME licenses, the Company currently operates one medical cannabis only, two co-located adult-use and medical cannabis stores, and one adult-use only store in the Commonwealth.

CCC regulations apply to all aspects of cannabis seed-to-sale operations including record keeping; employee and principal officer background checks and badging requirements; inventory labeling, quality and tracking; safe and secure storage practices; audio/visual and physical security at licensed facilities; secure product transportation measures; and financial, labor and governance reporting of the licensee and its affiliates. Regulators may conduct announced or unannounced inspections of licensees to assess compliance with applicable laws and regulations.

The Company also maintains municipal permits and statutorily required Host Community Agreements in the cities and towns in which it operates in the Commonwealth.

In 2018, then Massachusetts US Attorney Andrew Lelling indicated that the US Attorney’s resources regarding prosecuting marijuana would be focused on overproduction, targeted sales to minors and organized crime and interstate transportation of drug proceeds. In October 2023, President Biden appointed Joshua Levy as Massachusetts U.S. Attorney. She has not issued guidance on priorities for marijuana prosecution. For more information on federal enforcement and the risks associated with the U.S. cannabis regulatory environment generally, see, without limitation, “Risk Factors – Risks Related to Legality of Cannabis” in the AIF.

Pennsylvania

Pennsylvania Regulatory Landscape

In April 2016, then-Governor Wolf signed into law Senate Bill 3, the “Medical Marijuana Act” (“Act 16”), providing access for State residents with one of 17 qualifying conditions, including epilepsy, chronic pain, and post-traumatic stress disorder to purchase, possess, and consume medical cannabis. Under the implementing regulations set by the Pennsylvania Department of Health (“DOH”), which administers all aspects of the Commonwealth’s medical marijuana program, retail sales began in February 2018. Later in April 2018, the DOH authorized dry flower as an approved product for sale and consumption (in addition to the already approved product forms of concentrates, pills and tinctures) and expanded the list of eligible qualifying conditions to include cancer remission therapy, opioid-addiction therapy, neurodegenerative disorders and spastic movement disorders.

In July 2019, the DOH further expanded the list of qualifying medical conditions to include anxiety disorders and Tourette’s syndrome, increasing the total number of qualifying conditions to 23.

In June 2021, then-Governor Wolf signed into law House Bill 1024, “An Act Amending the Act of April 17, 2016 (P.L.84, No.16)” (“Act 44”), further expanding the definition of serious medical condition to include other conditions as recommended by the Medical Marijuana Advisory Board and approved by the Secretary of Health. The changes also permit dispensaries greater operational flexibility, including providing limited, on-site outdoor order pickups, remote patient consultations, and increasing the allowed medical dosages from a 30 to 90 days’ supply.

In July 2022, then-Governor Wolf signed House Bill 331, “An Act… Providing for Legitimate Cannabis-Related Business and Incentive-Based Savings Program” (“Act 52”), which authorizes and grants protections under Pennsylvania law for financial institutions and insurers to provide services to, or for the benefit of a “legitimate cannabis-related business.” Act 52 states that financial institutions and insurers are not obligated to provide services to marijuana businesses within the Commonwealth and requires that any marijuana businesses receiving financial or insurance services from a provider within Pennsylvania must disclose any suspension or revocation of marijuana-related permits, registrations, or certifications to the financial institution and/or insurer within five business days.

In October 2022, the DOH finalized and republished its medical marijuana regulations, which thereafter became effective in March 2023. These final regulations mirror the temporary regulations and reflect the DOH’s focus on addressing the growth and evolution of the medical marijuana program, specifically regarding changes in ownership, packaging and labeling requirements, signage and security, and product testing.

Licenses and Regulations

Program rules require all participants in the supply chain – referred to as “Medical Marijuana Organizations” or “MMOs” – to be licensed by the DOH. There are two permit types: Grower/Processor permits, which authorize plant cultivation, manufacturing, packaging, and transportation of finished products, and Dispensary permits, which authorize acquisition of finished products from Grower/Processor permit holders and the retail sale of same to registered patients. Permits are subject to an annual renewal process, which includes fees and compliance requirements for MMOs. Act 16 established a marijuana research program whereby accredited medical schools may partner with an acute care hospital licensed in the Commonwealth that has been approved and certified by the DOH to enter a contract with a clinical registrant (“CR”) for the purpose of designing and conducting studies through marijuana research. CRs hold a permit as both a grower/processor and a dispensary, and through the dispensary permit are authorized to operate dispensaries at up to six locations in any region of the Commonwealth.

Through its subsidiaries, AYR holds a CR permit authorizing growing/processing and dispensing at six locations, a second grower/processor permit authorizing operations at a separate facility, and a dispensary permit that authorizes three additional locations to conduct the sale of medical marijuana to registered patients.

DOH regulations apply to all aspects of cannabis seed-to-sale operations including record keeping; employee and principal officer background checks and badging requirements; inventory labeling, quality and tracking; safe and secure storage practices; audio/visual and physical security at licensed facilities; secure product transportation measures; and financial, labor and governance reporting of the licensee and its affiliates. Regulators may conduct announced or unannounced inspections of licensees to assess compliance with applicable laws and regulations.

The Company is not aware of any specific risks associated with operating in Pennsylvania. To the knowledge of management of the Company, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action specific to the State of Pennsylvania. For more information on federal enforcement and the risks associated with the U.S. cannabis regulatory environment generally, see, without limitation, “Risk Factors – Risks Related to Legality of Cannabis” in the AIF.

Florida

Florida Regulatory Landscape

In June 2014, the Florida Legislature passed Senate Bill 1030, the “Compassionate Medical Cannabis Act” (“CMCA”), which authorized dispensing organizations (“DO”) approved by the Department of Health (“DOH”) to manufacture, possess, sell, and dispense low-THC cannabis oil for medical use by patients suffering from epilepsy, cancer, and ALS.

In March 2016, then-Governor Scott signed into law House Bill 307, “An Act Relating to the Medical Use of Cannabis,” which expanded upon the previously enacted Senate Bill 1052, the “Right to Try Act,” by allowing an eligible patient with a terminal condition to use full potency medical cannabis without cannabinoid composition requirements or THC limits. The bill amended the CMCA to increase regulatory oversight by the ODH and created new standards for DOs, including for growing, processing, testing, packaging, labeling, dispensing, distributing, and transporting of cannabis.

In November 2016, the Florida “Medical Marijuana Legalization Initiative,” also known as Amendment 2 (“Medical Initiative”),was introduced by citizen referendum and passed with a 71.3% majority. This initiative amended the State’s constitution to legalize the medical use of cannabis with a doctor’s recommendation for treatment of 11 listed debilitating medical conditions, including chronic nonmalignant pain. The Medical Initiative and the expanded qualifying medical conditions became effective January 2017.

In June 2017, the Florida House of Representatives and Florida Senate passed respective legislation to implement the expanded program by replacing large portions of the existing CMCA. As amended, §381.986 provided licenses to operate as Medical Marijuana Treatment Centers (“MMTCs”) to all entities that held an active, unrestricted licenses to cultivate, process, transport, and dispense low-THC cannabis or medical cannabis before July 1, 2017, as well as an additional 10 entities. The law also provides for another four licenses to be issued for every 100,000 patients added to the state’s medical marijuana registry and allows MMTCs to open an unlimited number of dispensaries. Furthermore, the amendment renamed the Office of Compassionate Use, which was previously administering the state’s medicinal cannabis program, to the Office of Medical Marijuana Use (“OMMU”) which currently regulates MMTCs and testing laboratories, issues patient registration cards, and promulgates guidance for businesses and individuals partaking in the Florida medical cannabis industry.

As of February 2024, there are 25 licensed MMTCs in Florida. The OMMU is currently scoring the applications for an additional 22 MMTC licenses. Additionally on April 1 2024, the Florida Supreme Court issued an opinion approving the ballot placement of a proposed amendment to the Florida Constitution that would authorize the use of recreational marijuana for adults 21 and older. As such, Florida Amendment 3, the Marijuana Legalization Initiative, will appear on the Florida ballot as an initiated constitutional amendment in November 2024. A proposed amendment requires the approval of 60% of voters to pass.

Licenses and Regulations

Subsection 381.986(8)(a) of the Florida Statutes provides a vertically-integrated regulatory framework that requires each MMTC to cultivate, process, dispense, and deliver their own medical cannabis through directly held facilities, retail storefronts and delivery vehicles. There is no state-imposed limitation on the permitted size, or number, of cultivation, processing, or retail facilities, nor is there a limit on the number of plants that may be grown. Dispensaries may be located in any appropriately zoned location throughout Florida as long as the local government has not prohibited MMTC dispensaries in their respective municipality. Provided there is not a ban, a dispensary may locate in any site that meets the applicable municipal zoning requirements, and such zoning requirements cannot be stricter than the requirements applicable to a pharmacy. Additionally, the location must be at least 500 feet from public or private elementary, middle, and secondary schools pursuant to State law, and some municipalities impose additional distance separation requirements.

Licenses issued by the OMMU are renewed biennially so long as the licensee continues to meet the requirements of the law, submits the renewal application in a timely and complete manner, and pays the renewal fee in full.

AYR owns and operates an MMTC license which includes a cultivating and processing facility located in Gainesville and 63 active retail storefronts positioned throughout the State.

OMMU regulations apply to all aspects of cannabis seed-to-sale operations including record keeping; employee and principal officer background checks and badging requirements; inventory labeling, quality and tracking; safe and secure storage practices; audio/visual and physical security at licensed facilities; secure product transportation measures; and financial, labor and governance reporting of the licensee and its affiliates. Regulators may conduct announced or unannounced inspections of licensees to assess compliance with applicable laws and regulations.

The Company is not aware of any specific risks associated with operating in Florida. To the knowledge of management of the Company, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action specific to the State of Florida. For more information on federal enforcement and the risks associated with the U.S. cannabis regulatory environment generally, see, without limitation, “Risk Factors – Risks Related to Legality of Cannabis” in the AIF. See also “Non-Compliance with State and Local Cannabis Laws”.

Ohio

Ohio Regulatory Landscape

In June 2016, then-Governor Kasich signed into law House Bill 523 which legalized medical marijuana in Ohio and was later made effective in September 2016 with the establishment of the Ohio Medical Marijuana Control Program (“MMCP”). The MMCP has been amended over the years with the last change in House Bill 33 in 2023 which moved the regulation of dispensaries and oversight of the Patient & Caregiver Registry to the Department of Commerce effective January 2024. Under current law, regulatory oversight is shared by two State departments: (a) the Ohio Department of Commerce (“Department”) with respect to overseeing and licensing cultivators, processors, dispensaries and testing laboratories; and (b) the State Medical Board of Ohio with respect to the certifying of physicians to recommend medical marijuana and adding to the list of qualifying conditions for which it could be recommended. The MMCP is governed by Chapter 3796 of the Ohio Revised Code and sales of medical marijuana began in January 2019.

Several forms of medical marijuana are legal in Ohio, these include: inhalation of plant material by vaporization (combustion is prohibited), oils, tinctures, edibles, patches, lotions, creams, or ointments for topical administration. In September 2021, the Board voted to approve sublingual products (including strips, sprays, salves, dissolving tablets, lozenges, and films).

In November 2023, Ohio voters approved Issue 2, the “Marijuana Legalization Initiative,” making Ohio the twenty-fourth State in the United States to legalize the adult-use of marijuana. The initiated statute is found in Ohio Revised Code Chapter 3780 and is subject to amendment by the Ohio General Assembly. Issue 2 went into effect in December 2023. Issue 2 created the Ohio Division of Cannabis Control (“DCC”) with sole regulatory and enforcement jurisdiction over Ohio cannabis license holders, operators, employees, patients and caregivers. The DCC is charged with publishing and implementing rules and processes for existing licensees to expand into the adult-use market in or around September 2024, and thereafter establish mechanisms by which new licenses will be issued to prospective qualifying candidates.

Licenses and Regulations

The DCC regulates and licenses cultivators, processors, dispensaries, patients & caregivers, and testing laboratories. Cultivators can grow, harvest, package, and transport medical marijuana currently. Dispensaries can currently sell medical marijuana to qualifying patients and caregivers. Processors can currently manufacture medical marijuana products. Cultivator and processor license must be renewed annually at least 30 days prior to the expiration date listed on the Certificate of Operation issued by the State. Dispensary licenses are renewed every two years. The Ohio medical licensing structure permits, but does not require, vertical integration.

AYR owns and operates an active licensed processor facility; and owns a 49% share with full management services rights to an active licensed Level I cultivation facility. AYR (through one of its wholly owned subsidiaries) also provides support services to three active dispensaries, but does not hold any ownership or control in those licensed dispensaries.

DCC regulations apply to all aspects of cannabis seed-to-sale operations including record keeping; employee and principal officer background checks and badging requirements; inventory labeling, quality and tracking; safe and secure storage practices; audio/visual and physical security at licensed facilities; secure product transportation measures; and financial, labor and governance reporting of the licensee and its affiliates. Regulators may conduct announced or unannounced inspections of licensees to assess compliance with applicable laws and regulations.

See “Ayr Wellness Inc. – Recent Developments – Acquisition of Option to Purchase Ohio Licenses”.

The Company is not aware of any specific risks associated with operating in Ohio though there are several bills pending in the Ohio General Assembly which if passed could amend the laws either related to the medical marijuana or adult use program. To the knowledge of management of the Company, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action specific to the State of Ohio. For more information on federal enforcement and the risks associated with the U.S. cannabis regulatory environment generally, see, without limitation, “Risk Factors – Risks Related to Legality of Cannabis” in the AIF.

New Jersey

New Jersey Regulatory Landscape

In January 2010, then-Governor Corzine signed into law the “Compassionate Use Medical Marijuana Act” (“CUMMA”), which legalized medical marijuana and allowed qualified patients with debilitating conditions to access medical marijuana products at alternative treatment centers (“ATC”) with a recommendation written by a registered physician.

In September 2013, then-Governor Christie signed into law amendments to CUMMA which modified the certification process for qualifying patients and expanded the available means of packaging and distributing medical cannabis.

In March 2018, in response to then-Governor Murphy’s Executive Order No. 6, the New Jersey Department of Health (“DOH”) proposed to expand the medical marijuana program through the adoption of over 20 reform measures. These included the addition of chronic pain and anxiety to the list of debilitating conditions, a reduction of patient registration fees, and authorization for ATCs to apply, permit, and operate up to two additional dispensaries.

In July 2019, then-Governor Murphy signed the “Jake Honig Compassionate Use Medical Cannabis Act” (“Jake Honig Act”), which reformed the medical program by (1) establishing a new regulatory body that took over responsibility from the DOH, the Cannabis Regulatory Commission (“CRC”), (2) increasing the monthly amount that patients may purchase, (3) authorizing the production and sale of additional edible forms of cannabis, (4) instituting employment protections for registered patients, (5) providing reciprocity for patients registered with other State medical programs, and (6) authorizing home delivery to patients.

In November 2020, New Jersey voters approved New Jersey Public Question 1, which amended the State’s constitution to legalize the recreational use of cannabis by people ages 21 and older.

In February 2021, then-Governor Murphy signed into law the “Cannabis Regulatory, Enforcement Assistance, and Marketplace Modernization Act” (“CREAMM”) legalizing personal-use cannabis for adults 21 years and older and authorizing the CRC to design, implement, and promulgate rules and activities for a safe, robust industry, as well as to continue development of the medical program in furtherance of improved patient access.

In August 2021, the CRC specially adopted the first set of rules and regulations governing the adult use cannabis program. In November 2021, the Executive Director issued guidance to ATCs on the steps and required items to submit applications for expansion into the adult-use market. In April 2022, the first adult-use sales began in the State.

In February 2023, the initial set of rules regulating the adult-use cannabis market were amended and readopted by the CRC. These rules introduced three new classes of licenses to the adult-use program: wholesalers, distributors, and delivery services.

Licenses and Regulations

ATCs are permitted to operate vertically integrated cannabis businesses which allows the licensee to obtain individual permits for the cultivation, manufacture, and retail sale of medical cannabis to registered qualifying patients. ATCs are permitted to operate a maximum of three dispensary facilities. The CRC, which now governs both the medical and personal-use programs, regulates seven kinds of licenses in the personal-use program: cultivator, manufacturer, wholesaler, distributor, retailer, delivery service, and testing laboratory. Qualifying businesses may apply as Social Equity, Diversely-Owned, and Impact Zone applicants. Personal-use businesses may integrate vertically by holding any combination of a cultivator, manufacturer, retailer, and delivery service license simultaneously or hold a wholesale and a distributor license; however, all personal-use license holders can only have one business in each class. The CRC also permits the operation of cultivator, manufacturer, distributor, retailer, or delivery service microbusinesses meeting certain specific criteria regarding number of employees, total canopy size, and amount of cannabis plants and usable cannabis held each month.

AYR currently holds a license to operate as an Expanded Alternative Treatment Center, inclusive of one adult-use/medical cultivation facility, one adult-use/medical product manufacturing facility, one medical cultivation facility, and three adult-use/medical retail dispensaries in the State of New Jersey.

CRC regulations apply to all aspects of cannabis seed-to-sale operations including record keeping; employee and principal officer background checks and badging requirements; inventory labeling, quality and tracking; safe and secure storage practices; audio/visual and physical security at licensed facilities; product transportation measures; and financial, labor and governance reporting of the licensee and its affiliates. Regulators may conduct announced or unannounced inspections of licensees to assess compliance with applicable laws and regulations.

The Company is not aware of any specific risks associated with operating in New Jersey. To the knowledge of management of the Company, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action specific to the State of New Jersey. For more information on federal enforcement and the risks associated with the U.S. cannabis regulatory environment generally, see, without limitation, “Risk Factors – Risks Related to Legality of Cannabis” in the AIF.

Connecticut

Connecticut Regulatory Landscape

In June 2012, then-Governor Malloy signed into law House Bill 5389, “An Act Concerning the Palliative Use of Marijuana” (“Medical Act”), providing for the use of marijuana in the State by qualified registered patients and to be administered by the Department of Consumer Protection (“DCP”). The DCP adopted formal rules for the medical program in September 2013 with under advisement from the Board of Physicians which reviews petitions to add and remove qualifying conditions.

In May 2016, then-Governor Malloy signed House Bill 5450 which provided authorization for patients 18 years or younger to qualify for certain types of medical marijuana with written consent by doctors, specialists, and parents or guardians. The bill also expanded the list of debilitating conditions in the Medical Act for which a patient could register.

Signed into law by then-Governor Lamont in June 2021 and effective as of July 2021, Senate Bill 1201, “Responsible and Equitable Regulation of Adult-Use Cannabis Act” (“Adult Use Act”) legalized cannabis for adults 21 and older, implemented a regulated system of licensed cultivators, manufacturers, retailers, and delivery services, and expunged thousands of past records. The first adult-use sales in the State began in January 2023.

Licenses and Regulations

The Adult Use Act established a limited licensing process for specific license types, including cultivation, micro-cultivation, product manufacturing, food and beverage manufacturing, product packaging, transportation, delivery, and retail. It also established licensing priority and other benefits for Social Equity Applicants, which are defined as businesses that are at least 65% owned and controlled by an individual or individuals who meet certain residency and income requirements. The Adult Use Act created a cannabis cultivation license for Social Equity Applicants who locate the cultivation facility in one of the designated areas of the State disproportionately affected by cannabis prohibition. This license is known as a Section 149 Cultivator license.

AYR and its Social Equity partner hold a provisional Section 149 Cultivator license. The Section 149 Cultivator license allows for the creation of two Equity Joint Ventures, which can be in any license type other than cultivation, including but not limited to retail, manufacturing, and delivery. The Section 149 Cultivator license is the only adult-use license type in Connecticut that allows for vertical operations. AYR and its Social Equity partner hold two provisional retail licenses pursuant to the Section 149 classification. AYR also holds a provisional delivery service license.

DCP regulations apply to all aspects of cannabis seed-to-sale operations including record keeping; employee and principal officer background checks and badging requirements; inventory labeling, quality and tracking; safe and secure storage practices; audio/visual and physical security at licensed facilities; secure product transportation measures; and financial, labor and governance reporting of the licensee and its affiliates. Regulators may conduct announced or unannounced inspections of licensees to assess compliance with applicable laws and regulations.

The Company is not aware of any specific risks associated with operating in Connecticut. To the knowledge of management of the Company, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action specific to the State of Connecticut. For more information on federal enforcement and the risks associated with the U.S. cannabis regulatory environment generally, see without limitation, “Risk Factors – Risks Related to Legality of Cannabis” in the AIF.

Illinois

Illinois Regulatory Landscape

In August 2013, then-Governor Quinn signed into law the “Compassionate Use of Medical Cannabis Pilot Program Act” (“Compassionate Use Act”), which went into effect in January 2014 and legalized the use of medical cannabis in Illinois under the joint oversight of the Illinois Department of Financial and Professional Regulation (“IDFPR”) and Illinois Department of Agriculture (“ILDOA”). The Compassionate Use Act took effect as a four-year pilot program in which qualifying patients, caregivers, growers, and vendors could apply for access and licensure to operate.

In August 2018, then-Governor Rauner signed into law Senate Bill 336, the “Alternatives to Opioids Act,” adding those who might otherwise seek opioids for pain management to the list of those eligible for medical marijuana.

In August 2019, Governor Pritzker signed into law Senate Bill 2023, “An Act Concerning Regulation,” legislation that expanded and made permanent Illinois’ medical cannabis program. The law eliminated the sunset provision to the Compassionate Use Act, adds to the list of more than 50 qualifying medical conditions, and expands the range of medical professionals who can certify eligibility of applicants to the program.

In June 2019, Governor Pritzker signed into law House Bill 1438, the “Cannabis Regulation and Tax Act” (“CRTA”), legalizing the sale, possession, and consumption of adult use of cannabis. Existing cultivation centers were permitted to begin producing cannabis for adult use. Each existing medical dispensary was permitted to sell adult-use cannabis as well, and each existing dispensary received a “plus one” adult use dispensary. Sales of adult-use cannabis began in January 2020. The CRTA also authorized automatic expungements of convictions involving up to 30 grams and established a social equity licensing program whereby qualified business applicants can garner additional points towards their application for new licenses made available by the CRTA and access financial resources for start-up costs.

Licensing and Regulations

There are five categories of cannabis licenses in Illinois: (i) cultivation center/processing; (ii) dispensary; (iii) craft grower/processing; (iv) infuser; and (v) transporting. Cultivation center/processing and dispensary licenses can be for medical or adult-use cannabis, which must be licensed separately. All dispensaries are licensed by the IDFPR. The remaining categories are licensed by the ILDOA. Licenses are valid for a period of one year and must be renewed annually.

AYR owns and operates one medical dispensary license and two active adult-use dispensary licenses. Under this license structure, one retail store has both medical and adult-use, and the second retail store is adult-use only.

AYR also holds provisional licenses for two adult-use dispensaries, both of which are currently in development towards final licensure.

IDFPR regulations apply to all aspects of cannabis seed-to-sale operations including record keeping; employee and principal officer background checks and badging requirements; inventory labeling, quality and tracking; safe and secure storage practices; audio/visual and physical security at licensed facilities; secure product transportation measures; and financial, labor and governance reporting of the licensee and its affiliates. Regulators may conduct announced or unannounced inspections of licensees to assess compliance with applicable laws and regulations.

The Company is not aware of any specific risks associated with operating in Illinois. To the knowledge of management of the Company, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action specific to the State of Illinois. For more information on federal enforcement and the risks associated with the U.S. cannabis regulatory environment generally, see without limitation, “Risk Factors – Risks Related to Legality of Cannabis” in the AIF.

Compliance with State Regulatory Frameworks

Each of the cannabis establishments of the Company possess licenses and operates cannabis facilities in compliance with applicable licensing requirements and the regulatory framework enacted by each State, and maintains the appropriate licenses for the cultivation, manufacture, production, distribution, operation of dispensaries, and/or transport of medical cannabis, as applicable.

As noted under “Non-Compliance with State and Local Cannabis Laws” below, AYR intends to promptly remedy any known occurrences of non-compliance with applicable State and local cannabis rules and regulations and, on behalf of businesses for which it provides operational support, AYR intends to publicly disclose any non-compliance, citations or notices of violation which may have an impact on its licenses, business activities or operations.

Each of the cannabis businesses use a seed-to-sale-capable control system for tracking and tracing cannabis plants and products. These solutions have been specifically designed to satisfy the applicable reporting requirements associated with regulated cannabis activities. In addition to the software-based control systems, each licensed cannabis establishment has designated a set of operating procedures, including employee training in respect of such procedures, to secure compliance.

Standard operating procedures in respect of regulatory compliance were developed by each licensed cannabis establishment and reviewed with the applicable regulators during each of the establishment’s initial licensing processes and are reviewed on a continuous basis by virtue of ongoing inspections and reviews by the applicable regulatory authorities. Managers and employees at each of the licensed cannabis establishment are empowered to identify key business processes that should be formally documented to seek to assure safety and regulatory compliance.

Each of the licensed cannabis establishments have detailed standard operating procedures in respect of building security, cash management, security of financial instruments, security monitoring systems, security of information, and general security and safety.

Each of the licensed cannabis establishments utilizes a security system around the perimeter of each dispensary designed to prevent and detect diversion, theft or less of marijuana, utilizing commercial grade security and surveillance equipment in compliance with State regulatory requirements.

Additionally, each of the licensed cannabis establishments have detailed standard operating procedures and protocols for inventory and storage processes, including responsibility for management, inventory limits, inventory counts and reviews, facility reporting, cannabis inventory receipts, a waste disposal plan, salvage and solid waste disposal.

Inventory Management Requirements: Each of the licensed cannabis establishments maintains policies and procedures and employs industry-specific software to track inventory and to seek to ensure strict regulatory compliance at both the retail and wholesale levels, as applicable. These processes include, as applicable:

•	wholesale transfer;

•	inventory intake;

•	inventory management;

•	retail transactions; and

•	sales data tracking and reporting.

Procedures exist to ensure each of the applicable licensed cannabis establishments tracks its cumulative inventory of seeds, plants, and usable marijuana. Generally, these inventory control systems are designed to:

•	establish and maintain a perpetual inventory system which adequately documents the flow of materials through the manufacturing process;

•	establish procedures which reconcile the raw material used to the finished product on the basis of each job; and

•	seek to ensure the absence of significant variances between system outputs and physical inventory counts.

For cultivation and production facilities, for each lot received at a facility, such inventory control systems are designed to document:

•	the batch or lot number, as applicable;

•	the strain of the marijuana seeds or marijuana cuttings planted;

•	the number of marijuana seeds or marijuana cuttings planted;

•	the date on which the marijuana seeds or cuttings were planted;

•	a log or schedule of chemical additives used in the cultivation, including nonorganic pesticides, herbicides and fertilizers;

•	the number of marijuana plants grown to maturity;

•	harvest information, including:

o	the date of harvest;

o	the final yield weight of processed usable marijuana; and

o	the name and agent registration card number of the agents responsible for the harvest;

•	marijuana flowers in process in all locations;

•	marijuana in storage by location;

•	marijuana in locked containers awaiting disposal; and

•	an audit trail of all material inventory adjustments.

Retail dispensaries maintain current and complete books and records and sales reports, including invoices that reflect all purchases and sales of marijuana made to and by the applicable dispensary, that are available from electronic verification systems, point of sale systems, and/or inventory control systems (which may be separate systems or functionalities combined into a single system) and are stored in secure safe rooms. Such records include:

•	in respect of dispensary inventory:

o	the date and time of delivery of each purchase or transfer from a cultivation or production facility;

o	the quantity, type and form and price of marijuana and infused or edible products purchased from a cultivation or production facility in each purchase as well as related products;

o	invoices and delivery documents, showing entry into the inventory control system; and

o	the quantity of marijuana still available for sale at the dispensary; and

•	in respect of dispensary retail sales:

o	the date and time of each retail sale;

o	the quantity, type, form, and price of marijuana distributed or dispensed;

o	the price paid or consideration given for the marijuana;

o	identifying information of the purchaser (i.e., name and address, and card number in the case of medical marijuana transactions); and

o	identifying information of the employee conducting the transaction (i.e., the name, initials, or employee identification number of the person who dispensed or sold the marijuana).

All invoices and delivery documents must be systematically filed and maintained for a period of five years from date of delivery and must show a legible and complete statement of terms and conditions for each purchase.

Sales records must be compliant with all of the applicable policies and procedures according to applicable documented plans of the licensed cannabis establishments, State laws and regulations, and must include for regulatory authority reporting and internal tracking purposes:

•	the date and time of each sale;

•	the method of distribution (on-site or delivery);

•	the quantity, form, and price marijuana and any other products dispensed;

•	the consideration given;

•	the name, address, and identification number of the marijuana as recorded on the electronic verification system; and

•	the names, initials, or employee identification numbers of the individuals who packaged, dispensed, delivered, and sold the marijuana.

Disposal of Inventory: All marijuana waste, including waste composed of or containing finished marijuana, must be stored, secured, and managed in accordance with applicable State and local statutes, ordinances, and regulations. All waste disposed by the applicable licensed cannabis establishments is recorded in the relevant inventory control system, including:

•	a description of and reason for the marijuana being disposed of, including, if applicable, the number of failed or other unusable marijuana plants;

•	the date of disposal;

•	confirmation that the marijuana was rendered unusable before disposal;

•	the method of disposal; and

•	the name and card number of the agents responsible for the disposal.

Only specifically authorized employees can destroy product. A list of authorized employees that may destroy product is required to be maintained at each business facility. Permissions are defined by agent and password protected. The destroyed weight and the reason for destruction is required and recorded. The inventory control systems of the licensed cannabis establishments can generate reports on destroyed material at any point in the destruction process.

In addition to controls over inventory, State regulatory frameworks specify guidelines in respect of general security.

General Security Guidelines: The applicable business’ general security guidelines include:

•	background checks for current/new employees, particularly if the employee is to be accessing restricted areas;

•	maintaining video surveillance of facilities;

•	maintaining visitor logs;

•	providing for and maintaining secure perimeters for facilities;

•	requesting employees to watch for suspicious activities;

•	keeping all access system credentials, access codes, access cards, passwords, etc., in a way that is designed to be secure and accessible only to specifically authorized personnel;

•	retrieving keys and employment identification cards from an employee and changing computer access passwords when their employment ends;

•	arranging for prompt and safe disposal of materials;

•	all employees being required to be trained on emergency procedures; and

•	posting emergency response numbers, including fire, law enforcement, and executive team in several locations in each facility.

Cash Management: As noted above, the licensed cannabis establishments have detailed standard operating procedures and protocols for cash management, including internal controls and cash security procedures. Examples of such standard operating procedures and protocols used by certain of the dispensaries of the licensed cannabis establishments to which the Company provides operational support include, without limitation:

•	random review of cash register drawers by dispensary supervisors;

•	random removal of cash from cash register drawers by dispensary supervisors and placement of such cash into a secure vault;

•	insertion of all cash from cash registers drawers into a secure vault at the end of each day;

•	recording of daily cash intake by supervisors on a “Register Close” sheet and daily reconciliation of such values against daily sales reports and the prior day’s recording of total cash on-hand;

•	recording of all disbursements on a disbursement form; and

•	daily audits of total cash on hand and investigations in respect of any noted variances.

The licensed cannabis establishments have worked with internal personnel and advisors to help prescribe and/or implement measures designed to seek to ensure compliance with applicable State laws on an ongoing basis, including:

•	correspondence and updates with regulators;

•	ongoing monitoring of compliance with operating procedures and regulations by on-site management; and

•	appropriate employee training for all standard operating procedures.

The licensed cannabis establishments enlist their internal compliance personnel, whose responsibilities include monitoring the day-to-day activities, ensuring that the established standard operating procedures are being adhered to, identifying any non-compliance matters and putting into place the necessary modifications to seek to ensure compliance.

While the licensed cannabis establishments are compliant with State and local cannabis laws, their cannabis-related activities remain illegal under United States federal law. See “Risk Factors” below and in the AIF, incorporated herein by reference.

Non-Compliance with State and Local Cannabis Laws

From time to time, as with all businesses and all rules, it is anticipated that the Company, through its subsidiaries and establishments to which the Company provides operational support, may experience incidences of non-compliance with applicable rules and regulations, which may include minor matters such as:

•	staying open slightly too late due to an excess of customers at stated closing time;

•	minor inventory discrepancies with regulatory reporting software;

•	missing fields in regulatory reports;

•	improper illumination of exterior of facilitates;

•	packaging and labels out of compliance with most recent regulatory guidelines; and

•	partial obstruction of camera views.

Except as disclosed below, none of the cannabis businesses of the Company have experienced any instances of non-compliance which may have an impact on its licenses, business activities or operations which has not been remedied, nor are such businesses subject to any outstanding notices of violation by any State which may have a material impact on such businesses’ licenses, business activities or operations:

•	In late February 2024, a Notice of Violation (the “Notice”) was issued to the Company by the Florida Department of Health pertaining to the Company’s Florida operations. The Notice alleges that the Company dispensed approximately 24,000 units of whole flower products containing cannabis seeds, which the Department alleges is not permitted under Florida regulations. The Department proposed a fine of approximately $2.4 million, or $100.00 per unit allegedly dispensed, and ordered the Company to submit a written corrective action plan. The Company timely submitted a written corrective action plan. Additionally, the Company has filed a request for a formal administrative hearing with respect to the Notice, disputing the Department’s allegations. In addition, the Company has disciplined responsible staff members and has supplemented its employee educational compliance efforts and enhanced its operating procedures.

•	Separately, the Company has self-reported to the Florida Department of Health an incident involving the inadvertent consumption of THC-infused gelatins by certain staff members. Again, the Company has disciplined responsible staff members and has supplemented its employee educational compliance efforts and enhanced its operating procedures. It is possible that the Department may seek to assess fines or other penalties based on this incident.

During the year ended December 31, 2021, AYR’s Massachusetts-based subsidiary, Sira Naturals, entered into a settlement with the Massachusetts Cannabis Control Commission relating to allegedly transporting cannabis under a Medical versus Adult-Use license number during Q3 2020. Sira neither admitted nor denied the alleged activities and settled the matter without a finding of liability by paying a fine of $295,000 to the regulator.

In addition, either on an inspection basis or in response to complaints, such as from neighbours, customers or former employees, State or local regulators may among other things issue “Notice of Violation” letters. Such regulatory actions could lead to the requirement to submit a corrective action plan, or, in more serious cases, lead to penalties and/or amendments, suspensions or revocations of licenses or otherwise have an impact on AYR’s licenses, business activities, operational support activities or operations.

AYR has implemented regular compliance reviews to seek to ensure compliance with applicable State and local cannabis rules and regulations. AYR intends to promptly remedy known occurrences of non-compliance with applicable State and local cannabis rules and regulations and AYR intends to publicly disclose non-compliance, citations or notices of violation which may have an impact on its licenses, business activities, operational support activities or operations.

Material Legal Proceedings

Dispute with FTI

In June 2020, the Company signed an engagement letter with FTI Capital Advisors – Canada ULC (“FTI”) to assist the Company with raising debt or equity capital in the estimated amount of $50 to 60 million and agreed to pay a fee of between 2.5% to 6% of the capital raised by FTI. Although one (1) opportunity that was presented by FTI was pursued, no financing transactions were completed with FTI and the engagement agreement was ultimately terminated by the Company in December 2020.

In early 2021, FTI commenced a claim against the Company in the Ontario Superior Court of Justice seeking fees in respect of a number of financing transactions in respect of which FTI had no involvement, including a $110 million debt offering and approximately $41 million of warrant exercises. FTI has not specified the amount of damages claimed. The Company is strenuously defending the proceedings vigorously and has denied liability to FTI. The ultimate resolution of the proceedings is uncertain at this time.

SECONDARY SALES

Securities may be sold under this Prospectus, other than pursuant to an “at-the-market distribution”, by way of secondary offering by or for the account of certain of our securityholders. The Prospectus Supplement that we will file in connection with any offering of Securities by selling securityholders will include the following information:

•	the names of the selling securityholders;

•	the number or amount of Securities owned, controlled or directed of the class being distributed by each selling securityholder;

•	the number or amount of Securities of the class being distributed for the account of each selling securityholder;

•	the number or amount of Securities of any class to be owned, controlled or directed by the selling securityholders after the distribution and the percentage that number, or amount represents of the total number of our outstanding Securities;

•	whether the Securities are owned by the selling securityholders both of record and beneficially, of record only, or beneficially only;

•	the Prospectus Supplement will contain, if applicable, the disclosure required by Item 1.11 of Form 44-101F1 – Short Form Prospectus (“Form 41-101F1”), and, if applicable, the selling securityholders will file a non-issuer’s submission to jurisdiction form with the corresponding Prospectus Supplement; and

•	all other information that is required to be included in the applicable Prospectus Supplement.

USE OF PROCEEDS

The net proceeds to the Company from any offering of Securities and the proposed use of those proceeds will be set forth in the applicable Prospectus Supplement relating to that offering of Securities. Among other potential uses, the Company may use the net proceeds from the sale of Securities for general corporate purposes, capital projects and potential future acquisitions and internal expansion. In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities. All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement, provided that certain expenses in any secondary offering may be paid by the Company. The Company will not receive any proceeds from any sale of any Securities by selling securityholders.

The allocation of the net proceeds of any offering will vary depending on future developments in the Company’s business operations or unforeseen events, including those listed under the “Risk Factors” section of this Prospectus and in the documents incorporated herein by reference. The Company cannot guarantee that it will maintain positive operating cash flow in the future. To the extent the Company has negative cash flows in future periods, certain of the proceeds of any offering may be used to fund such negative operating cash flow in these periods. Management of the Company will retain broad discretion in allocating the net proceeds of any offering of Securities by the Company under this Prospectus and the Company’s actual use of the net proceeds will vary depending on the availability and suitability of investment opportunities and its operating and capital needs from time to time. See “Risk Factors – Discretion in the use of proceeds”.

The Company may, from time to time, issue securities (including Securities) other than pursuant to this Prospectus.

DESCRIPTION OF SECURITIES

The following describes the material terms of the Company’s share capital and a brief summary of certain general terms and provisions of the Securities as at the date of this Prospectus. The summary does not purport to be complete, is indicative only and is qualified in its entirety by reference to the terms and provisions of our notice of articles and Articles, as amended. The specific terms of any Securities to be offered under this Prospectus, and the extent to which the general terms described in this Prospectus apply to such Securities, will be set forth in the applicable Prospectus Supplement. Moreover, a Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus. The Securities will not include any novel derivatives or asset-backed securities as discussed under Part 4 of National Instrument 44-102 – Shelf Distributions.

The Company is currently authorized to issue an unlimited number of Restricted Shares and Multiple Voting Shares. The Restricted Shares are “restricted securities” within the meaning of such term under applicable Canadian securities laws.

Previously, the Company amended its constating documents (the “Capital Structure Amendments”) to, among other things, (i) create and set the terms of the Restricted Voting Shares and Limited Voting Shares, including applying coattail terms to such shares similar to those applicable to the Subordinate Voting Shares as more particularly described below, and (ii) amend the terms of the existing Multiple Voting Shares and Subordinate Voting Shares, including by amending the requirements in respect of who may hold Subordinate Voting Shares. The Company implemented the Capital Structure Amendments in order to seek to maintain its “foreign private issuer” status under U.S. securities laws and thereby avoid a commensurate material increase in its ongoing costs. This has been accomplished by implementing a mandatory conversion mechanism in the Company’s share capital to decrease the number of shares eligible to be voted for directors of the Company if the Company’s FPI Threshold (as defined below) is exceeded. Each of the classes of Restricted Shares is, as further described below, economically identical and mandatorily inter-convertible (continuously and without formality) based on (i) the holder’s status as a U.S. Person or Non-U.S. Person (each as defined below), and (ii) the status of the Company’s FPI Threshold. The Capital Structure Amendments were approved at the Company’s annual general and special meetings of shareholders on November 4, 2020 by, inter alia, a majority of the minority holders of Subordinate Voting Shares (i.e., other than those held by holders of Multiple Voting Shares and other persons not permitted to vote thereon under Ontario Securities Commission Rule 56- 501 – Restricted Shares).

On June 24, 2021, at the annual and special meetings of the shareholders of the Company, a special resolution of all of the holders of the Restricted Shares and Multiple Voting Shares, voting together as if they were a single class of shares, was passed to amend and restate the Articles in order to revise certain defined terms to better reflect applicable statutory provisions and to make certain other administrative changes.

The Company has received exemptive relief from the Canadian securities regulatory authorities such that, inter alia, each class of Restricted Shares may be aggregated for the purposes of certain securities law reporting thresholds, including in respect of certain take-over bid and issuer bid rules and the early warning requirements under National Instrument 62-104 – Take-Over Bid and Issuer Bids (“NI 62-104”). See “Exemptions”,

The following description summarizes the material terms of AYR’s share capital. For a more detailed summary, see “Description of Share Capital, Market for Securities”, and “Securities Subject to Contractual Restriction on Transfer” in the AIF, incorporated by reference herein.

As of February 7, 2024, the closing date of the Arrangement, the Company has the following Restricted Shares, or securities convertible, exercisable or exchangeable into Restricted Shares, outstanding:

Restricted Shares	99,621,543	[1]
Multiple Voting Shares	3,696,486
Exchangeable Shares[2]	9,638,486
Restricted Share Units[3]	5,232,428
Mercer Warrants[4]	2,874,058
Anti-Dilutive Warrants	23,045,965

Restricted Shares

The following is a brief summary of certain general terms and provisions of the Restricted Shares that may be offered pursuant to this Prospectus. This summary does not purport to be complete.

Exercise of Voting Rights

The holders of each class of Restricted Shares will be entitled to receive notice of, to attend (if applicable, virtually) and to vote at all meetings of shareholders of the Company, except that they will not be able to vote (but will be entitled to receive notice of, to attend (if applicable, virtually) and to speak) at those meetings at which the holders of a specific class are entitled to vote separately as a class under the Business Corporations Act (British Columbia) (“BCBCA”), and except that holders of Limited Voting Shares will not be entitled to vote for the election of directors. The Subordinate Voting Shares and Restricted Voting Shares carry one vote per share on all matters. The Limited Voting Shares carry one vote per share on all matters except the election of directors, as the holders of Limited Voting Shares do not have any entitlement to vote in respect of the election for directors of the Company. The Restricted Shares are “restricted securities” within the meaning of such term under applicable Canadian securities laws.

In connection with any Change of Control Transaction (as defined below) requiring approval of all classes of Shares under the BCBCA, holders of the Shares shall be treated equally and identically, on a per share basis, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of outstanding Subordinate Voting Shares, Restricted Voting Shares and/or Limited Voting Shares, as applicable, in respect of a resolution approving such Change of Control Transaction, voting separately as a class at a meeting of the holders of that class called and held for such purpose.

For purposes herein, a “Change of Control Transaction” means an amalgamation, arrangement, recapitalization, business combination or similar transaction of the Company, other than an amalgamation, arrangement, recapitalization, business combination or similar transaction that would result in (i) the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the continuing entity or its direct or indirect parent) more than fifty percent (50%) of the total voting power of the voting securities of the Company, the continuing entity or its direct or indirect parent, and more than fifty percent (50%) of the total number of outstanding shares of the Company, the continuing entity or its direct or indirect parent, in each case as outstanding immediately after such transaction, and (ii) the shareholders of the Company immediately prior to the transaction owning voting securities of the Company, the continuing entity or its direct or indirect parent immediately following the transaction in substantially the same proportions (vis-a-vis each other) as such shareholders owned the voting securities of the Company immediately prior to the transaction (provided that in neither event shall the exercise of any exchangeable shares of a subsidiary of the Company that are exchangeable into shares of the Company be taken into account in such determination).

1 Includes 645,298 Restricted Shares that are held by the Company in treasury (under applicable corporate law, such shares are not entitled to be voted or receive dividends).

2 “Exchangeable Shares” means non-voting exchangeable shares of a subsidiary of the Company which are exchangeable, on a one-for-one basis, into Restricted Shares, at the option of the holder, and are designed to be economically equivalent (without taking into account tax consequences) to the Restricted Shares.

3 Exercisable for Restricted Shares for no consideration upon vesting in accordance with their terms.

4 See “Promoter”.

Notwithstanding the foregoing, the holders of Subordinate Voting Shares, Restricted Voting Shares and Limited Voting Shares, as applicable, are each entitled to vote as a separate class, in addition to any other vote of shareholders that may be required, in respect of any alteration, repeal or amendment of the Articles, which would: (i) adversely affect the rights or special rights of the holders of Subordinate Voting Shares, Restricted Voting Shares and/or Limited Voting Shares, as applicable (including an amendment to the terms of the Articles which provide that any Multiple Voting Shares sold or transferred to a person that is not a Permitted Holder (as defined in the Articles) shall be automatically converted into Subordinate Voting Shares and/or Restricted Voting Shares, as applicable); (ii) affect the holders of the Shares differently, on a per share basis; or (iii) except as otherwise set forth in the Articles, as amended, create any class or series of shares ranking equal to or senior to the Subordinate Voting Shares, Restricted Voting Shares and/or Limited Voting Shares, as applicable; and in each case such alteration, repeal or amendment shall not be effective unless a resolution in respect thereof is approved by a majority of the votes cast by holders of outstanding Subordinate Voting Shares, Restricted Voting Shares and/or Limited Voting Shares, as applicable.

Dividends

Holders of Restricted Shares are entitled to receive, as and when declared by the board of directors of the Company (the “Board”), dividends in cash or property of the Company. No dividend will be declared or paid on any class of Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on a per share basis) on all classes of Shares then issued and outstanding. Each class of Restricted Shares shall rank equally with the other classes of Shares as to dividends on a share-for-share basis, without preference or distinction. In the event of the payment of a dividend in the form of shares, holders of Subordinate Voting Shares, Restricted Voting Shares and Limited Voting Shares shall receive Subordinate Voting Shares, Restricted Voting Shares and Limited Voting Shares, respectively, unless otherwise determined by the Board, provided an equal number of shares is declared as a dividend or distribution on a per-share basis, without preference or distinction, in each case.

Subdivision or Consolidation

No subdivision or consolidation of any class of Restricted Shares shall occur unless simultaneously, all other classes of Shares are subdivided or consolidated or otherwise adjusted in the same manner so as to maintain and preserve the relative rights of the holders of each of the classes of Shares.

Liquidation, Dissolution or Winding-Up

In the case of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company for the purposes of a dissolution or winding-up of the Company, the holders of Restricted Shares are entitled, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Restricted Shares, to receive the Company’s remaining property and are entitled to share equally, on a share for share basis, with all other classes of Shares in all distributions of such assets.

Rights to Subscribe; Pre-Emptive Rights

The holders of Restricted Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of shares, or bonds, debentures or other securities of the Company now or in the future.

Conversion

For the purposes of the Restricted Shares, (i) a “U.S. Person” means resident of the United States, and a “Non-U.S. Person” is any person who is not a U.S. Person, and (ii) “held of record” has the meaning set forth in Rule 12g5-1 of the 1934 Act. Person. Under the Articles, where Subordinate Voting Shares are held of record, directly or indirectly, or jointly by (i) one or more U.S. Persons, and (ii) one or more Non-U.S. Persons, such Subordinate Voting Shares shall be deemed to be held of record by a U.S. Person. At the request of the Company, beneficial shareholders and actual or proposed transferees are required to respond to enquiries regarding their status as U.S. Persons or Non-U.S. Persons, and are required to provide declarations or other documents with respect thereto, as may be necessary or desirable, in the discretion of the Company, failing which they would, in the Company’s discretion, be deemed to be U.S. Persons.

If, at any given time, the Subordinate Voting Shares are held of record by U.S. Persons, they will be automatically converted, without further act or formality, on a one-for-one basis into Restricted Voting Shares. If, at any given time, the Restricted Voting Shares or the Limited Voting Shares are held of record by Non-U.S. Persons, they will be automatically converted, without further act or formality, on a one-for-one basis into Subordinate Voting Shares.

Notwithstanding the foregoing, if, at any given time, the total number of Restricted Voting Shares represents a number equal to or in excess of the formulaic threshold set forth below (the “FPI Threshold”), then the minimum number of Restricted Voting Shares required to stay within the FPI Threshold will be automatically converted, without further act or formality, on a pro rata basis across all registered holders of Restricted Voting Shares (rounded up to the next nearest whole number of shares), on a one-for-one basis, into Limited Voting Shares:

(0.50 x Aggregate Number of Multiple Voting Shares, Subordinate Voting Shares and Restricted Voting Shares) – (Aggregate Number of Multiple Voting Shares held, beneficially owned or controlled by U.S. Persons)

If, at any given time, the total number of Restricted Voting Shares represents a number below the FPI Threshold, then a number of Limited Voting Shares will be automatically converted, without further act or formality, on a pro rata basis across all registered holders of Limited Voting Shares (rounded down to the next nearest whole number of shares), on a one-for-one basis, into Restricted Voting Shares, to the maximum extent possible such that the Restricted Voting Shares then represent a number of Shares that is one share less than the FPI Threshold.

The Company has received exemptive relief from the Canadian securities regulatory authorities such that, inter alia, each class of Restricted Shares may be aggregated for the purposes of certain securities law reporting thresholds, including in respect of certain take-over bid and issuer bid rules and the early warning requirements under NI 62-104. See “Exemptions”,

If an offer is made to purchase any class of Shares (other than a class of Restricted Shares) and such offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange on which such Shares that are subject to the offer are then listed, to be made to all or substantially all the holders of such Shares in a given province of Canada to which these requirements apply (assuming that the offeree was a resident in Ontario), each Subordinate Voting Share, Restricted Voting Share and/or Limited Voting Share shall become convertible, at the option of the holder, on a one-for-one basis, into such class of Shares that are subject to the offer, at any time while such offer is in effect until the date prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to such offer. The conversion right may only be exercised in respect of Subordinate Voting Shares, Restricted Voting Shares and/or Limited Voting Shares, as applicable, for the purpose of depositing the resulting Shares pursuant to the offer, and for no other reason, including with respect to voting rights attached thereto, which are deemed to remain subject to the provisions concerning voting rights for Subordinate Voting Shares, Restricted Voting Shares and/or Limited Voting Shares, as applicable, notwithstanding their conversion. The transfer agent is required to deposit the resulting Shares pursuant to such offer on behalf of such holder.

Should the applicable Shares issued upon such conversion and tendered in response to such offer be withdrawn by shareholders of the Company or not taken up by the offeror, or should the offer be abandoned or withdrawn, then each Share resulting from such conversion shall be automatically reconverted, without any further act on the part of the Company or on the part of the holder, into one Subordinate Voting Share, Restricted Voting Share or Limited Voting Share, as applicable.

Constraints on Share Ownership

Subject to certain specified exceptions set out in the Articles, as amended, the Subordinate Voting Shares may only be owned or controlled by Non-U.S. Persons.

Renamed as Common Shares

At the effective time that there are no Multiple Voting Shares issued and outstanding (by the conversion of all Multiple Voting Shares, in accordance with their terms, into Restricted Shares, as applicable), the Subordinate Voting Shares will henceforth be named and referred to as “Common Shares”.

Multiple Voting Shares

Exercise of Voting Rights

The holders of Multiple Voting Shares will be entitled to receive notice of, to attend (if applicable, virtually) and to vote at all meetings of shareholders of the Company, except that they will not be able to vote (but will be entitled to receive notice of, to attend (if applicable, virtually) and to speak) at those meetings at which the holders of a specific class are entitled to vote separately as a class under the BCBCA. The Multiple Voting Shares carry 25 votes per share.

In connection with any Change of Control Transaction requiring approval of the holders of all classes of Shares under the BCBCA, holders of the Shares shall be treated equally and identically, on a per share basis, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of outstanding Multiple Voting Shares or their proxyholders in respect of a resolution approving such Change of Control Transaction, voting separately as a class at a meeting of the holders of that class called and held for such purpose.

Notwithstanding the foregoing, the holders of Multiple Voting Shares shall be entitled to vote as a separate class, in addition to any other vote of shareholders that may be required, in respect of any alteration, repeal or amendment of the Articles which would: (i) adversely affect the rights or special rights of the holders of Multiple Voting Shares (including an amendment to the terms of the Company’s which provide that any Multiple Voting Shares sold or transferred to a person that is not a Permitted Holder (as defined in the Articles) shall be automatically converted into Subordinate Voting Shares or Restricted Voting Shares); or (ii) affect the holders of the Multiple Voting Shares and Subordinate Voting Shares, Restricted Voting Shares and/or Limited Voting Shares, as applicable, differently, on a per share basis; or (iii) except as otherwise set forth in the Company’s, create any class or series of shares ranking equal to or senior to the Multiple Voting Shares; and in each case such alteration, repeal or amendment shall not be effective unless a resolution in respect thereof is approved by a majority of the votes cast by holders of outstanding Multiple Voting Shares.

Dividends

Holders of Multiple Voting Shares shall be entitled to receive, as and when declared by the Board, dividends in cash or property of the Company. No dividend will be declared or paid on any class of Restricted Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on a per share basis) on the Multiple Voting Shares. The Multiple Voting Shares shall rank equally with the Restricted Shares as to dividends on a share-for-share basis, without preference or distinction. In the event of the payment of a dividend in the form of shares, holders of Multiple Voting Shares shall receive Multiple Voting Shares, unless otherwise determined by the Board, provided an equal number of shares is declared as a dividend or distribution on a per-share basis, without preference or distinction, in each case.

Subdivision or Consolidation

No subdivision or consolidation of the Multiple Voting Shares shall occur unless simultaneously each class of Restricted Shares is subdivided or consolidated or otherwise adjusted in the same manner so as to maintain and preserve the relative rights of the holders of the Multiple Voting Shares and the Restricted Shares.

Liquidation, Dissolution or Winding-Up

In the case of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company for the purposes of a dissolution or winding-up of the Company, the holders of Multiple Voting Shares are entitled, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Multiple Voting Shares, to receive the Company’s remaining property and are entitled to share equally, on a share for share basis, with the Subordinate Voting Shares in all distributions of such assets.

Rights to Subscribe; Pre-Emptive Rights

The holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of shares, or bonds, debentures or other securities of the Company now or in the future.

Conversion

At the holder’s option, the Multiple Voting Shares are convertible, on a one-for-one basis, into Subordinate Voting Shares or Restricted Voting Shares, as applicable. In addition, the Multiple Voting Shares will be automatically converted, without further act or formality, into Subordinate Voting Shares or Restricted Voting Shares, as applicable, on the earliest of (i) the fifth anniversary of May 24, 2019, (ii) the date on which such Multiple Voting Shares are held or controlled by a person who is not a Permitted Holder (as defined in the Articles) under the Articles, and (iii) the date on which the aggregate number of Multiple Voting Shares issued and outstanding represents less than one-third of the number of Multiple Voting Shares issued and outstanding at the close of business on the first date of issuance, being May 24, 2019. The Multiple Voting Shares are currently expected to convert automatically into Restricted Shares on May 24, 2024.

The Multiple Voting Shares are subject to coat-tail provisions, as set forth in the Articles.

Compliance Provisions

The Company’s notice of articles and articles contain, in respect of the Restricted Shares and Multiple Voting Shares, certain provisions to facilitate compliance with applicable regulatory and/or licensing regulations (the “Compliance Provisions”). The Compliance Provisions include a combination of certain remedies such as an automatic suspension of voting and/or dividend rights, a discretionary right to force a share transfer to a third party and/or a discretionary redemption right in favour of AYR, in each case to seek to ensure that AYR and its subsidiaries are able to comply with applicable regulatory and licensing regulations. The purpose of the Compliance Provisions is to provide AYR with a means of protecting itself from having a shareholder, or as determined by the Board, a group of shareholders acting jointly or in concert, with an ownership interest of, whether of record or beneficially (or having the power to exercise control or direction over) (“Owning or Controlling”), five percent (5%) or more of the issued and outstanding Shares, or such other number as is determined by the Board from time to time, and: (i) who a governmental authority granting licenses to, or otherwise governing the operations of, AYR or its subsidiaries has determined to be unsuitable to own Shares; (ii) whose ownership of Shares may reasonably result in the loss, suspension or revocation (or similar action) with respect to any licenses or permits relating to AYR’s or its subsidiaries’ conduct of business (being the conduct of any activities relating to the cultivation, manufacturing and dispensing of cannabis and cannabis-derived products in the United States, which include the owning and operating of cannabis licenses) or in AYR being unable to obtain any new licenses or permits in the normal course, all as determined by the Board; or (iii) who have not been determined by the applicable regulatory authority to be an acceptable person or otherwise have not received the requisite consent of such regulatory authority to own the Shares, in each case within a reasonable time period acceptable to the Board or prior to acquiring any Shares (in each case, an “Unsuitable Person”). The ownership restrictions in AYR’s notice of articles and articles are also subject to an exemption for applicable depositaries and clearing houses as well as underwriters (as defined in the Securities Act (Ontario)) in the course of a distribution of securities of AYR.

Notwithstanding the foregoing, the Compliance Provisions provide that any shareholder (or group of shareholders acting jointly or in concert) proposing to Own or Control five percent (5%) or more of the issued and outstanding Shares (or such other number as is determined by the Board from time to time) will be required to provide not less than 30 days’ advance written notice to AYR by mail sent to AYR’s registered office to the attention of the Jonathan Sandelman, the Company’s corporate secretary (the “Corporate Secretary”), and to obtain all necessary regulatory approvals. Upon any such shareholder(s) Owning or Controlling five percent (5%) or more of the issued and outstanding Shares (or such other number as is determined by the Board from time to time), and having not received the requisite approval of any applicable regulatory authority to own the Shares, the Compliance Provisions will provide: (i) that such shareholder(s) may, in the discretion of the Board, be prohibited from exercising any voting rights and/or receiving any dividends from AYR, unless and until all requisite regulatory approvals are obtained; and (ii) AYR with a right, but not the obligation, at its option, upon notice to the Unsuitable Person, to: (A) redeem any or all Shares directly or indirectly held by an Unsuitable Person; and/or (B) forcibly transfer any or all Shares directly or indirectly held directly or indirectly by an Unsuitable Person to a third party. Such rights are required in order for AYR to comply with regulations in various jurisdictions where AYR or its subsidiaries conduct business or are expected to conduct business.

Upon receipt by the holder of a notice to redeem or to transfer any or all of its Shares, the holder will be entitled to receive, as consideration therefor, no less than 95% of the lesser of: (i) the closing price of the Restricted Shares on the CSE (or the then principal exchange on which AYR’s securities are quoted for trading) on the trading day immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified date); and (ii) the five-day volume weighted average price of the Restricted Shares on the CSE (or the then principal exchange on which CSAC’s securities are quoted for trading) for the five trading days immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified dates).

Further, a holder of Shares is prohibited from acquiring five percent (5%) or more of the issued and outstanding Shares, directly or indirectly, in one or more transactions, without providing 30 days’ advance written notice to AYR by mail sent to AYR’s registered office to the attention of the Corporate Secretary. The foregoing restriction will not apply to the ownership, acquisition or disposition of Shares as a result of: (i) transfer of Shares occurring by operation of law including, inter alia, the transfer of Shares to a trustee in bankruptcy, (ii) an acquisition or proposed acquisition by one or more underwriters who hold Shares for the purposes of distribution to the public or for the benefit of a third party provided that such third party is in compliance with the foregoing restriction, or (iii) conversion, exchange or exercise of securities issued by AYR or a subsidiary into or for Shares in accordance with their respective terms. If the Board reasonably believes that any such holder of the Shares may have failed to comply with the foregoing restrictions, AYR may apply to the Supreme Court of British Columbia, or any other court of competent jurisdiction, for an order directing that such shareholder disclose the number of Shares directly or indirectly held.

AYR may not be able to exercise such rights in full or at all, including its redemption rights. Under the BCBCA, a corporation may not make any payment to redeem shares if there are reasonable grounds for believing that the company is unable to pay its liabilities as they become due in the ordinary course of its business or if making the payment of the redemption price or providing the consideration would cause the company to be unable to pay its liabilities as they become due in the ordinary course of its business. Furthermore, AYR may become subject to contractual restrictions on its ability to redeem its Shares by, for example, entering into a secured credit facility subject to such restrictions. In the event that restrictions prohibit AYR from exercising its redemption rights in part or in full, AYR will not be able to exercise its redemption rights absent a waiver of such restrictions, which AYR may not be able to obtain on acceptable terms or at all.

Warrants

There were 23,045,965 Anti-Dilutive Warrants to purchase the same number of Restricted Shares issued and outstanding as of February 7, 2024. The Anti-Dilutive Warrants were issued in connection with the Arrangement and are listed on the CSE under the trading symbol “AYR.WT.U”. The Anti-Dilutive Warrants are exercisable at US$2.12 per share until February 7, 2026 and are only exercisable by non-U.S. persons and accredited investors as such terms are defined under applicable United States securities laws. See “AYR Wellness Inc. – Recent Developments – Completion of Previously Announced Debt Restructuring”. In addition, there were 2,874,058 Mercer Warrants (as defined below) to purchase the same number of Restricted Shares issued and outstanding as of February 7, 2024. The Mercer Warrants were issued in connection with the qualifying transaction of the Company , and are exercisable at US$9.07 per share until May 24, 2024. See “Promoter”.

While the Anti-Dilutive Warrants are capped, the Company may issue other Warrants, separately or together with Restricted Shares, Subscription Receipts, Debt Securities, Convertible Securities or Units, or any combination thereof, as the case may be.

The following is a brief summary of certain general terms and provisions of the Warrants that may be offered pursuant to this Prospectus. This summary does not purport to be complete.

The Warrants may be issued under a warrant agreement. The applicable Prospectus Supplement will include details of the warrant agreement, if any, governing the Warrants being offered. The Company will file a copy of the warrant agreement, if any, relating to an offering of Warrants with the relevant securities regulatory authorities in Canada after it has been entered into by the Company.

The specific terms and provisions that will apply to any Warrants that may be offered by us pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

•	the number of Warrants offered;

•	the price or prices, if any, at which the Warrants will be issued;

•	the currency at which the Warrants will be offered and in which the exercise price under the Warrants may be payable;

•	upon exercise of the Warrant, the events or conditions under which the amount of Securities may be subject to adjustment;

•	the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

•	if applicable, the identity of the Warrant agent;

•	whether the Warrants will be listed on any securities exchange;

•	whether the Warrants will be issued with any other Securities and, if so, the amount and terms of these Securities;

•	any minimum or maximum subscription amount;

•	whether the Warrants are to be issued in registered form, “book-entry only” form, non-certificated inventory system form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any material risk factors relating to such Warrants and any other Securities to be issued upon exercise of the Warrants;

•	any other rights, privileges, restrictions and conditions attaching to the Warrants and the Securities to be issued upon exercise of the Warrants; and

•	any other material terms or conditions of the Warrants and the Securities to be issued upon exercise of the Warrants.

The terms and provisions of any Warrants offered under a Prospectus Supplement may differ from the terms described above and may not be subject to or contain any or all of the terms described above.

Prior to the exercise of any Warrants, holders of such Warrants will not have any of the rights of holders of the Securities purchasable upon such exercise, including the right to receive payments of dividends or the right to vote such underlying securities.

Subscription Receipts

As of the date of this Prospectus, the Company has no Subscription Receipts outstanding. The Company may issue Subscription Receipts, separately or together, with Restricted Shares, Warrants, Debt Securities, Convertible Securities or Units or any combination thereof, as the case may be. The particular terms and provisions of the Subscription Receipts as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Subscription Receipts, and the extent to which the general terms and provisions described below may apply to such Subscription Receipts will be described in the applicable Prospectus Supplement.

The following is a brief summary of certain general terms and provisions of the Subscription Receipts that may be offered pursuant to this Prospectus. This summary does not purport to be complete.

The Subscription Receipts may be issued under a subscription receipt agreement. The applicable Prospectus Supplement will include details of the subscription receipt agreement, if any, governing the Subscription Receipts being offered. The Company will file a copy of the subscription receipt agreement, if any, relating to an offering of Subscription Receipts with the relevant securities regulatory authorities in Canada after it has been entered into by the Company.

The specific terms and provisions that will apply to any Subscription Receipts that may be offered by us pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

•	the number of Subscription Receipts offered;

•	the price or prices, if any, at which the Subscription Receipts will be issued;

•	the manner of determining the offering price(s);

•	the currency at which the Subscription Receipts will be offered;

•	the Securities into which the Subscription Receipts may be exchanged;

•	conditions to the exchange of Subscription Receipts into other Securities and the consequences of such conditions not being satisfied;

•	the number of Securities that may be issued upon the exchange of each Subscription Receipt and the price per Security or the aggregate principal amount and the events or conditions under which the amount of Securities may be subject to adjustment;

•	the dates or periods during which the Subscription Receipts may be exchanged;

•	the circumstances, if any, which will cause the Subscription Receipts to be deemed to be automatically exchanged;

•	provisions applicable to any escrow of the gross or net proceeds from the sale of the Subscription Receipts plus any interest or income earned thereon, and for the release of such proceeds from such escrow;

•	if applicable, the identity of the Subscription Receipt agent;

•	whether the Subscription Receipts will be listed on any securities exchange;

•	whether the Subscription Receipts will be issued with any other Securities and, if so, the amount and terms of these Securities;

•	any minimum or maximum subscription amount;

•	whether the Subscription Receipts are to be issued in registered form, “book-entry only” form, non- certificated inventory system form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any material risk factors relating to such Subscription Receipts and the Securities to be issued upon exchange of the Subscription Receipts;

•	any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts and the Securities to be issued upon exchange of the Subscription Receipts; and

•	any other material terms or conditions of the Subscription Receipts and the Securities to be issued upon exchange of the Subscription Receipts.

The terms and provisions of any Subscription Receipts offered under a Prospectus Supplement may differ from the terms described above and may not be subject to or contain any or all of the terms described above.

Prior to the exchange of any Subscription Receipts, holders of such Subscription Receipts will not have any of the rights of holders of the Securities for which the Subscription Receipts may be exchanged, including the right to receive payments of dividends or the right to vote such underlying securities.

Debt Securities

Pursuant to the Arrangement, 100% of the Senior Notes, in an aggregate principal amount of $243.25 million, were assigned by the Senior Noteholders to AYR Wellness Canada, a wholly owned subsidiary of the Company, in exchange for the 2026 Exchange Notes of AYR Wellness Canada, which obligations are guaranteed by the Company and each of the Company’s other direct and indirect subsidiaries and secured by all or substantially all of the assets and properties of AYR Wellness Canada, the Company and each guaranteeing subsidiary, subject to certain exemptions. In addition, a Senior Noteholder, inter alia, subscribed for $50 million aggregate principal amount of Additional 2026 Notes, issued at a 20% original issue discount (resulting in $40 million of gross proceeds to the Company). The 2026 Notes pay interest of 13.0% per annum (semi-annually) and mature on December 10, 2026. The Company intends to wind-up AYR Wellness Canada in the near future, pursuant to which all of the assets and liabilities of AYR Wellness Canada, including the 2026 Notes will become the assets and liabilities of the Company. Upon completion of same, the Senior Notes will be cancelled. See “AYR Wellness Inc. – Recent Developments – Completion of Previously Announced Debt Restructuring”.

The Company may issue additional Debt Securities, separately or together with Restricted Shares, Warrants, Subscription Receipts, Convertible Securities or Units, or any combination thereof, as the case may be.

The particular terms and provisions of the Debt Securities as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Debt Securities, and the extent to which the general terms and provisions described below may apply to such Debt Securities will be described in the applicable Prospectus Supplement.

The following is a brief summary of certain general terms and provisions of the Debt Securities that may be offered pursuant to this Prospectus. This summary does not purport to be complete.

Debt Securities may be offered separately or in combination with one or more other Securities. The Company may, from time to time, issue debt securities and incur additional indebtedness other than through the issuance of Debt Securities pursuant to this Prospectus.

Except as otherwise specified in the applicable Prospectus Supplement, the Debt Securities will constitute the direct, unconditional and unsecured obligations of the Company and shall rank pari passu and ratably without preference among themselves and pari passu with all other unsecured and unsubordinated obligations of the Company.

The Debt Securities may be issued in one or more series under one or more indentures or other agreements between the Company and one or more counterparties. The Company will file a copy of the trust indenture or any other applicable agreement relating to an offering of Debt Securities with the relevant securities regulatory authorities in Canada after it has been entered into by the Company. To the extent applicable, the trust indenture will also be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the trust indenture to be entered into has been or will be filed with the SEC as an exhibit to the registration statement and will be filed with the securities commissions or similar authorities in Canada when it is entered into.

The specific terms and provisions that will apply to any Debt Securities that may be offered by us pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

•	the title of the Debt Securities;

•	any limit on the aggregate principal amount of the Debt Securities and, if no limit is specified, the Company will have the right to re-open such series for the issuance of additional Debt Securities from time to time;

•	the date or dates, or the method by which such date or dates will be determined or extended, on which the principal (and premium, if any) of the Debt Securities of the series is payable;

•	the rate or rates at which the Debt Securities of the series will bear interest, if any, or the method by which such rate or rates will be determined, whether such interest will be payable in cash or additional Debt Securities of the same series or will accrue and increase the aggregate principal, as well as the date(s) on which such interest shall be due and payable;

•	amount outstanding of such series, the date or dates from which such interest will accrue, or the method by which such date or dates will be determined;

•	the place or places the Company will pay principal, premium and interest, if any, and the place or places where Debt Securities can be presented for registration of transfer, exchange or conversion;

•	the period or periods within which, the price or prices at which, the currency in which, and other terms and conditions upon which Debt Securities of the series may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option;

•	whether the Company will be obligated to redeem, repay or repurchase the Debt Securities pursuant to any sinking or other provision, or at the option of a holder and the terms and conditions of such redemption, repayment or repurchase;

•	the denominations in which the Company will issue any Debt Securities;

•	the applicability of, and any changes or additions to, the provisions for defeasance;

•	whether the holders of any series of Debt Securities have special rights if specified events occur;

•	any deletions from, modifications of or additions to the events of default or covenants;

•	whether the Company will issue the Debt Securities as unregistered securities, registered securities or both;

•	the terms, if any, for any conversion or exchange of the Debt Securities for any other securities of the Company;

•	whether payment of the Debt Securities will be guaranteed by any affiliates or associates of the Company;

•	whether the payment of principal, interest and premium, if any, on the Debt Securities will be the Company’s senior, senior subordinated or subordinated obligations; and

•	any other terms, conditions, rights and preferences (or limitations on such rights and preferences).

For greater certainty, Debt Securities may be secured, in which case the applicable security provided by the Company in connection therewith will be described in the applicable Prospectus Supplement.

Convertible Securities

The Company may issue Convertible Securities, separately or together, with Restricted Shares, Warrants, Subscription Receipts, Debt Securities or Units or any combination thereof, as the case may be. The particular terms and provisions of the Convertible Securities as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Convertible Securities, and the extent to which the general terms and provisions described below may apply to such Convertible Securities will be described in the applicable Prospectus Supplement.

The following is a brief summary of certain general terms and provisions of the Convertible Securities that may be offered pursuant to this Prospectus. This summary does not purport to be complete.

The Convertible Securities will be convertible, exercisable or exchangeable into Subordinate Voting Shares, Restricted Voting Shares or Limited Voting Shares, as applicable, and/or other Securities. The Convertible Securities convertible, exercisable or exchangeable into Restricted Shares and/or other Securities may be offered separately or together with other Securities, as the case may be. The applicable Prospectus Supplement will include details of the agreement, indenture or other instrument to which such Convertible Securities will be created and issued. The Company will file a copy of any applicable agreement relating to an offering of Convertible Securities with the relevant securities regulatory authorities in Canada after it has been entered into by the Company, and the applicable Prospectus Supplement will include details of any such agreement governing the Convertible Securities being offered.

The specific terms and provisions that will apply to any Convertible Securities that may be offered by us pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

•	the number of such Convertible Securities offered;

•	the price at which such Convertible Securities will be offered;

•	the procedures for the conversion or exchange of such Convertible Securities into or for Restricted Shares and/or other Securities;

•	the number of Restricted Shares and/or other Securities that may be issued upon the conversion or exchange of such Convertible Securities;

•	the period or periods during which any conversion or exchange may or must occur;

•	the designation and terms of any other Convertible Securities with which such Convertible Securities will be offered, if any;

•	the gross proceeds from the sale of such Convertible Securities;

•	whether the Convertible Securities will be listed on any securities exchange;

•	whether the Convertible Securities are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	certain material Canadian tax consequences of owning the Convertible Securities; and

•	any other material terms and conditions of the Convertible Securities.

Units

As of the date of this Prospectus, the Company has no Units outstanding. The Company may issue Units, separately or together, with Restricted Shares, Warrants, Subscription Receipts, Debt Securities or Convertible Securities or any combination thereof, as the case may be. Each Unit would be issued so that the holder of the Unit is also the holder of each Security comprising the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each applicable Security. The Company will file a copy of any applicable agreement relating to an offering of Units with the relevant securities regulatory authorities in Canada after it has been entered into by the Company, and the applicable Prospectus Supplement will include details of any such agreement governing the Units being offered.

The specific terms and provisions that will apply to any Units that may be offered by us pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

•	the number of Units offered;

•	the price or prices, if any, at which the Units will be issued;

•	the manner of determining the offering price(s);

•	the currency at which the Units will be offered;

•	the Securities comprising the Units and whether such Securities (or the Units themselves) will be listed and/or quoted on a stock exchange;

•	whether the Units will be issued with any other Securities and, if so, the amount and terms of these Securities;

•	any minimum or maximum subscription amount;

•	whether the Units and the Securities comprising the Units are to be issued in registered form, “book-entry only” form, non-certificated inventory system form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any material risk factors relating to such Units or the Securities comprising the Units;

•	any other rights, privileges, restrictions and conditions attaching to the Units or the Securities comprising the Units; and

•	any other material terms or conditions of the Units or the Securities comprising the Units, including whether and under what circumstances the Securities comprising the Units may be held or transferred separately.

The terms and provisions of any Units offered under a Prospectus Supplement may differ from the terms described above and may not be subject to or contain any or all of the terms described above.

MATERIAL CONTRACTS

As of the date hereof, the following are the material contracts of AYR, other than contracts entered into in the ordinary course of business:

(a)	the amended and restated trust indenture dated February 7, 2024 among the Company, as issuer, AYR Wellness Canada, as substituted issuer, and Odyssey Trust Company, as trustee, in respect of the 2026 Notes;

(b)	the Exchange Rights Agreements (as defined in the AIF);

(c)	the warrant agency agreement dated December 21, 2017 between the Company, as issuer, and Odyssey Trust Company (“Odyssey”), as warrant agent, as amended in respect of the Mercer Warrants;

(d)	the warrant agency agreement dated February 7, 2024 between the Company, as issuer, and Odyssey, as warrant agent, in respect of the Anti-Dilutive Warrants;

(e)	the pre-emptive rights agreements dated February 7, 2024 between the Company and the Majority Noteholders; and

(f)	the OMMU – Medical Marijuana Treatment Center License #MMTC-2015-002 held by the Company’s subsidiary DFMMJ Investments, LLC, which license individually accounts for at least 10% of the consolidated revenue of the Company for the year ended December 31, 2023.

Copies of these agreements are available for inspection at our offices, during ordinary business hours and are available under the Company’s profile on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR+) at www.sedarplus.ca and the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) at https://www.sec.gov/edgar. See the AIF for additional information in respect of these agreements.

CONSOLIDATED CAPITALIZATION

Other than the following, there have been no material changes to the Company’s share and loan capitalization on a consolidated basis as of the date hereof since December 31, 2023:

•	the assignment of the Senior Notes to AYR Wellness Canada, a wholly owned subsidiary of the Company, on February 7, 2024 pursuant to the Arrangement;

•	the issuance by AYR Wellness Canada (and the guarantee by the Company) of the 2026 Notes on February 7, 2024 pursuant to the Arrangement;

•	the issuance of the New Exchange Shares on February 7, 2024 pursuant to the Arrangement;

•	the issuance of the Backstop Premium on February 7, 2024 pursuant to the Arrangement;

•	the issuance of the Anti-Dilutive Warrants on February 7, 2024 pursuant to the Arrangement;

•	the receipt of $40 million of gross proceeds on February 7, 2024 from the issuance of the Additional 2026 Notes pursuant to the Arrangement and the use in part thereof to pay expenses and repay certain debt;

•	the principal payment of $3.0 million in accordance with the amendment to the Livfree Note pursuant to the closing of the Arrangement;

•	the deferred cash payment of $10.9 million in accordance with the settlement of certain contingent consideration on February 7, 2024 pursuant to the closing of the Arrangement; and
•	the assumption by the Company of the 2026 Notes as direct obligations thereof and the related cancellation of the Senior Notes pursuant to the wind-up of Ayr Wellness Canada into the Company on March 31, 2024.

The applicable Prospectus Supplement will describe any material change, and the effect of such material change, on the share and loan capitalization of the Company that will result from the issuance of Securities pursuant to such Prospectus Supplement.

EARNINGS COVERAGE RATIOS

The applicable Prospectus Supplement will provide, if required, the earnings coverage ratios with respect to the issuance of Securities pursuant to such Prospectus Supplement.

PLAN OF DISTRIBUTION

We may offer and sell Securities directly to one or more purchasers through agents or through underwriters or dealers designated by us from time to time. We may distribute the Securities from time to time in one or more transactions at fixed prices (which may be changed from time to time), at market prices prevailing at the times of sale, at varying prices determined at the time of sale, at prices related to prevailing market prices or at negotiated prices, including sales in transactions that are an “at-the-market distribution” as defined in NI 44-102, including sales made directly on the CSE or other existing trading markets for the Securities. A description of such pricing will be disclosed in the applicable Prospectus Supplement. We may offer Securities in the same offering, or we may offer Securities in separate offerings. The prices at which Securities may be offered may vary as between purchasers and during the period of distribution of the Securities.

This Prospectus may also, from time to time, relate to the offering of our Securities by certain selling securityholders. The selling securityholders may sell all or a portion of our Securities beneficially owned by them and offered thereby from time to time directly or through one or more underwriters, broker-dealers or agents. Our Securities may be sold by the selling securityholders in one or more transactions at fixed prices (which may be changed from time to time), at market prices prevailing at the time of the sale, at varying prices determined at the time of sale, at prices related to prevailing market prices or at negotiated prices.

A Prospectus Supplement will describe the terms of each specific offering of Securities, including: (i) the terms of the Securities to which the Prospectus Supplement relates, including the type of Security being offered; (ii) the name or names of any agents, underwriters or dealers involved in such offering of Securities; (iii) the name or names of any selling securityholders; (iv) the purchase price of the Securities offered thereby and the proceeds to, and the portion of expenses borne by, the Company from the sale of such Securities; (v) any agents’ commission, underwriting discounts and other items constituting compensation payable to agents, underwriters or dealers; and (vi) any discounts or concessions allowed or re-allowed or paid to agents, underwriters or dealers. The Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

If underwriters are used in an offering, the Securities offered thereby may be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase Securities, if applicable, will be subject to the conditions precedent agreed upon by the parties.

The Securities may also be sold (i) directly by the Company or the selling securityholders at such prices and upon such terms as agreed to, or (ii) through agents designated by the Company or the selling securityholders from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company and/or selling securityholder to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent is acting on a “best efforts” basis for the period of its appointment.

We and/or the selling securityholders may agree to pay the underwriters, broker-dealers or agents a commission for various services relating to the issue and sale of any Securities offered under any Prospectus Supplement. Underwriters, broker-dealers or agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company and/or the selling securityholders to indemnification by the Company and/or the selling securityholders against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Any public offering price and any discounts or concessions allowed or re-allowed or paid to underwriters, broker-dealers or agents may be changed from time to time.

Each class or series of Warrants (other than Anti-Dilutive Warrants), Subscription Receipts, Debt Securities, Convertible Securities and Units will be, unless specified in the applicable Prospectus Supplement, a new issue of Securities with no established trading market and, unless otherwise specified in the applicable Prospectus Supplement, none of the Warrants (other than the Anti-Dilutive Warrants), Subscription Receipts, Debt Securities, Convertible Securities or Units will be listed on any securities or stock exchange. Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Warrants (other than the Anti-Dilutive Warrants), Subscription Receipts, Debt Securities, Convertible Securities or Units (other than constituent Restricted Shares and/or Anti-Dilutive Warrants) may be sold and purchasers may not be able to resell Warrants (other than Anti-Dilutive Warrants), Subscription Receipts, Debt Securities, Convertible Securities or Units (other than constituent Restricted Shares and/or Anti-Dilutive Warrants) purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Warrants (other than the Anti-Dilutive Warrants), Subscription Receipts, Debt Securities, Convertible Securities or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. Subject to applicable laws, certain dealers may make a market in the Warrants, Subscription Receipts, Debt Securities, Convertible Securities or Units, as applicable, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in the Warrants, Subscription Receipts, Debt Securities, Convertible Securities or Units or as to the liquidity of the trading market, if any, for the Warrants, Subscription Receipts, Debt Securities, Convertible Securities or Units.

In connection with any offering of Securities, unless otherwise specified in a Prospectus Supplement or pursuant to an “at-the-market distribution”, underwriters, broker-dealers or agents may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of Securities offered at levels other than those which might otherwise prevail on the open market; provided that no underwriter or dealer involved in an at-the-market distribution, no affiliate of thereof and no person or company and jointly or in concert with such underwriters, broker-dealers or agents has over-allotted, or will over-allot, securities in connection with an at-the-market distribution or effect any other transactions intended to stabilize or maintain the market price of the Securities. Such transactions may be commenced, interrupted or discontinued at any time. A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allocation position acquires those Securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases.

No underwriter of an at-the-market distribution, and no person or company acting jointly or in concert with an underwriter, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Restricted Shares, including selling an aggregate number of Restricted Shares that would result in the underwriter creating an over-allocation position in the Restricted Shares.

Unless stated to the contrary in any Prospectus Supplement, the Securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the “1933 Act”) or any State securities laws and may not be offered, sold or delivered within the United States or to U.S. persons within the meaning of Regulation S under the 1933 Act, except in certain transactions that are exempt from the registration requirements of the 1933 Act. In addition, until 40 days after the commencement of an offering of Securities, an offer or sale of the Securities within the United States or to U.S. persons by any dealer, whether or not participating in the offering, may violate the registration requirements of the 1933 Act if such offer or sale is made otherwise than in accordance with an exemption from the registration requirements of the 1933 Act.

PRIOR SALES

Information in respect of prior sales of Restricted Shares or other Securities distributed under this Prospectus and for securities that are convertible, exercisable or exchangeable into Restricted Shares or such other Securities within the previous 12-month period will be provided, as required, in a Prospectus Supplement with respect to the issuance of Restricted Shares or other Securities pursuant to such Prospectus Supplement.

TRADING PRICE AND VOLUME

The Restricted Shares and Anti-Dilutive Warrants are currently listed on the CSE under the trading symbols “AYR.A” and “AYR.WT.U”, respectively. The Restricted Shares are quoted on the OTCQX under the symbol “AYRWF”. Trading prices and volumes in respect of the Restricted Shares and Anti-Dilutive Warrants will be provided, as required, in each Prospectus Supplement.

DIVIDENDS

The Company has no dividend record and does not currently anticipate paying any dividends in the foreseeable future. Dividends paid by the Company would be subject to tax and, potentially, withholdings.

TAX CONSIDERATIONS

Owning any of the Securities may subject holders to tax consequences. The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to an investor acquiring, owning and disposing of any of the Securities offered thereunder, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations. The applicable Prospectus Supplement may describe certain United States federal income tax considerations generally applicable to investors described therein of the acquisition, ownership and disposition of any Securities offered thereunder by an investor who is a U.S. person (within the meaning of the United States Internal Revenue Code of 1986, as amended). Prospective investors should consult their own tax advisors prior to deciding to purchase any of the Securities.

RISK FACTORS

Before making an investment decision, prospective purchasers of Securities should carefully consider the information described in this Prospectus and the documents incorporated by reference herein, including the AIF and any applicable Prospectus Supplement. Additional risk factors relating to a specific offering of Securities may be described in the applicable Prospectus Supplement. Some of the risk factors described herein and in the documents incorporated by reference herein, including the applicable Prospectus Supplement, are interrelated and, consequently, investors should treat such risk factors as a whole. If any event arising from these risks occurs, our business, prospects, financial condition, results of operations and cash flows, and your investment in the Securities could be materially adversely affected. Additional risks and uncertainties of which we currently are unaware or that are unknown or that we currently deem to be immaterial could have a material adverse effect on our business, financial condition and results of operation. We cannot assure you that we will successfully address any or all of these risks.

In addition to the risk factors described elsewhere herein and in the documents incorporated by reference herein, prospective investors should carefully consider the risks below together with the other information provided elsewhere in this Prospectus and the applicable Prospectus Supplement. Prospective investors should consult with their professional advisors to assess any investment in the Company.

Return on Securities is not guaranteed

There is no guarantee that the Securities will earn any positive return in the short-term or long-term. A holding of Securities is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. A holding of Securities is appropriate only for holders who have the capacity to absorb a loss of some or all of their holdings.

Discretion in the use of proceeds

Management of the Company will have broad discretion with respect to the timing and application of net proceeds received by the Company from the sale of Securities under this Prospectus or a future Prospectus Supplement and may spend such proceeds in ways that do not improve the Company’s results of operations or enhance the value of the Restricted Shares or its other securities issued and outstanding from time to time. As a result, purchasers will be relying on the ongoing judgment of management as determined from time to time for the application of the proceeds of any such offering. The results and the effectiveness of the application of the net proceeds are uncertain. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Company’s business or cause the price of the securities of the Company issued and outstanding from time to time to decline. The Company will not receive any proceeds from any sale of any Securities by selling securityholders in a secondary offering.

Dilution

The offering price of Restricted Shares or other Securities that are convertible, exercisable or exchangeable into Restricted Shares may significantly exceed the net tangible book value per share of the Restricted Shares. Accordingly, a purchaser of Restricted Shares or other Securities that are convertible, exercisable or exchangeable into Restricted Shares may incur immediate and substantial dilution of his, her or its investment. If outstanding options and warrants to purchase Restricted Shares are exercised or securities convertible into Restricted Shares are converted, additional dilution will occur. The Company may sell additional Restricted Shares or other securities that are convertible, exercisable or exchangeable into Restricted Shares in subsequent offerings or may issue additional Restricted Shares or other securities to finance future acquisitions. The Company cannot predict the size or nature of future sales or issuances of securities or the effect, if any, that such future sales and issuances will have on the market price of the Restricted Shares. Sales or issuances of substantial numbers of Restricted Shares or other securities that are convertible, exercisable or exchangeable into Restricted Shares, or the perception that such sales or issuances could occur, may adversely affect prevailing market prices of the Restricted Shares. With any additional sale or issuance of Restricted Shares or other securities that are convertible, exercisable or exchangeable into Restricted Shares, investors will suffer dilution to their voting power and economic interest in the Company. Furthermore, to the extent holders of the Company’s stock options or other convertible securities convert or exercise their securities and sell the Restricted Shares they receive, the trading price of the Restricted Shares on the CSE and OTCQX may decrease due to the additional amount of Restricted Shares available in the market. In addition, earn-out rights that are payable in Exchangeable Shares or Restricted Shares may also lead to material dilution, see “Description of Securities”.

Leverage

AYR utilizes leverage in connection with AYR’s investments in the form of secured or unsecured indebtedness (including the 2026 Notes). Although AYR seeks to use leverage in a manner it believes is prudent, such leverage increases the exposure of an investment to adverse economic factors such as downturns in the economy or deterioration in the condition of the investment. If AYR defaults on secured indebtedness (including the 2026 Notes), the lender may foreclose and AYR could lose its entire investment in the security for such loan. If AYR defaults on unsecured indebtedness, the terms of the loan may require AYR to repay the principal amount of the loan and any interest accrued thereon in addition to heavy penalties that may be imposed. Because AYR may engage in financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, AYR could lose its interest in performing investments in the event such investments are cross-collateralized with poorly performing or non-performing investments. In addition to leveraging AYR’s investments, AYR may borrow funds in its own name for various purposes, and may withhold or apply from distributions amounts necessary to repay such borrowings. The interest expense and such other costs incurred in connection with such borrowings may not be recovered by income from investments purchased by AYR. If investments fail to cover the cost of such borrowings, the value of the investments held by AYR would decrease faster than if there had been no such borrowings. Additionally, if the investments fail to perform to expectation, the interests of investors in AYR could be subordinated to such leverage, which will compound any such adverse consequences.

Liquidity

There is currently no market through which the Securities, other than the Restricted Shares and the Anti-Dilutive Warrants, may be sold and, unless otherwise specified in the applicable Prospectus Supplement, none of the Warrants (other than the Anti-Dilutive Warrants), Subscription Receipts, Debt Securities, Convertible Securities or Units (other than in respect of constituent Restricted Shares and/or Anti-Dilutive Warrants) will be listed on any securities or stock exchange or any automated dealer quotation system. As a consequence, purchasers may not be able to resell Warrants (other than Anti-Dilutive Warrants), Subscription Receipts, Debt Securities, Convertible Securities or Units purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Securities, other than the Restricted Shares and the Anti-Dilutive Warrants, in the secondary market, the transparency and availability of trading prices, the liquidity of these securities and the extent of issuer regulation. There can be no assurance that an active trading market for the Securities, other than the Restricted Shares and the Anti-Dilutive Warrants, will develop or, if developed, that any such market, including for the Restricted Shares and the Anti-Dilutive Warrants, will be sustained.

As reflected in the audited consolidated financial statements of the Company for the year ended December 31, 2023 and related management’s discussion and analysis, the Company had consolidated negative working capital of $6,058,000 as of December 31, 2023 and has incurred net losses from continuing operations for years ended December 31, 2023 and December 31, 2022. The Company’s approach to managing its liquidity risk is to seek to ensure that it will have sufficient liquidity to meet its liabilities as they come due. The Company’s short-term liquidity requirements consist primarily of funds necessary to maintain operations, repay borrowings and other general business needs. The Company plans to use existing funds, as well as funds from the future sale of products, to fund short-term working capital needs for at least the next 12 months.

In addition, the Company continues to take actions designed to improve the Company’s operations and cash position, including but not limited to: (i) targeting continued growth of sales from our consolidated operations; (ii) continued cost-savings and efficiency optimization efforts; (iii) utilizing the future proceeds from an employee retention credit up to $12,354,000; (iv) addressing its debt maturity profile pursuant to the Arrangement and related Vendor Note deferral transactions (see “Recent Developments – Completion of Previously Announced Debt Restructuring” and “ – LivFree Amendment); (v) managing the timing and amount of certain expenses as well as capital expenditures; and (vi) seeking to take advantage of future potential financing (equity and/or debt) opportunities, including additional gross cash proceeds of $40,000,000 related to the issuance of the Additional 2026 Notes. The extension related to the Arrangement and the deferral of certain current debts payable are each classified as a non-current liability on the balance sheet as of December 31, 2023. The $40,000,000 of gross cash proceeds received after year-end are not reflected in the balance sheet as of December 31, 2023. While the contemplated debt restructuring transactions in respect of the Arrangement and the Vendor Notes have been completed, management cannot provide any assurances that the Company will continue to be successful in accomplishing its business plans; if it is not, the Company may be forced to take other steps, including among others decelerating its growth or curtailing certain of its operations pending obtaining additional capital.

Taxation

As the Company operates in the cannabis industry, the Company is subject to the limits of Section 280E of the United States Internal Revenue Code (“Section 280E”), under which the Company is generally only allowed to deduct expenses directly related to the cost of goods sold. The U.S. Internal Revenue Service (“IRS”) has applied Section 280E broadly in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws, seeking substantial sums in tax liabilities, interest and penalties resulting from underpayment of taxes due to the lack of deductibility of otherwise ordinary business expenses, the deduction of which is prohibited by Section 280E. Therefore, businesses in the state-legal cannabis industry are subject to higher effective tax rates and thus may be less profitable than they would be otherwise. This would change if cannabis were to be rescheduled under Schedule III of the CSA. In addition, certain states, including Illinois, Massachusetts and New Jersey, do not conform to Section 280E and, accordingly, the Company generally deducts all operating expenses on its income tax returns in these states.

AYR may be subject to restricted access to banking services in the United States and Canada

In February 2014, FinCEN issued guidance through the FinCEN Memorandum (which is not law) with respect to financial institutions providing banking services to cannabis businesses. This guidance includes burdensome due diligence expectations and reporting requirements and does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the U.S. Department of Justice, FinCEN or other federal regulators. Thus, many banks and other financial institutions in the United States choose not to provide banking services to cannabis-related businesses or rely on this guidance, which can be amended or revoked at any time by the sitting presidential administration and/or agency head. In addition to the foregoing, banks may refuse to process debit card payments, and credit card companies generally refuse to process credit card payments for cannabis-related businesses. This has led cannabis businesses to rely on cash transactions with consumers and restricts access to other financial services such as insurance products or financing.  Lack of access to financial services increases the cost of doing business. Reliance on large amounts of cash transactions at dispensaries also presents an increased risk of crime such as robbery or burglary.  While alternative solutions such as cashless ATMs have emerged to allow cashless transactions at dispensaries, some have noted that they are not popular with consumers.  In general, AYR may have limited or no access to banking or other financial services in the United States. The inability, or limitation of AYR's ability, to open and maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for AYR to operate and conduct its business as planned or to operate efficiently. AYR does not consider this to be a risk at the current time in Nevada.

The United States Congress has on several occasions considered legislation titled the Secure and Fair Enforcement Banking Act (the “Safe Banking Act”). That legislation would preclude federal regulators from punishing financial services providers for doing business with state-legal cannabis businesses. It would also establish that funds obtained from otherwise state-regulated and compliant businesses are not proceeds of illegal activity, and provide other protections for banks, insurers, and other financial institutions serving state-legal cannabis businesses.  Critics of the legislation argue that financial institutions are already banking cannabis businesses, and passage would merely formalize existing relationships without assuaging the concerns of traditional financial institutions or alleviating existing problems.  The United States House of Representatives has passed the SAFE Banking Act on several occasions, most recently in 2022.  However, the United States Senate has not yet allowed the SAFE Banking Act to proceed to the Senate floor for a vote. While it is expected that the SAFE Banking Act will be introduced again in 2023, its prospects for passage remains unclear. Moreover, the impact of the legislation if passed is also unclear.

Additionally, Canadian banks may potentially refuse to provide banking services to companies engaged in U.S. cannabis activities while it is illegal under U.S. federal law.

While there are increasing numbers of high net worth individuals and family offices that have made meaningful investments in companies and businesses similar to the Company, and although there has been an increase in the amount of private financing available over the last several years, there is neither a broad nor deep pool of institutional capital that is available to cannabis license holders and license applicants. There can be no assurance that additional financing, if raised privately, will be available to AYR when needed or on terms which are acceptable to AYR. AYR's inability to raise financing to fund capital expenditures or acquisitions could limit its growth and may have a material adverse effect upon future profitability.

INTERESTS OF EXPERTS

The following persons or companies are named as having prepared or certified a report, valuation, statement or opinion in this Prospectus, either directly or in a document incorporated herein by reference, and whose profession or business gives authority to the report, valuation, statement or opinion made by the expert.

Marcum LLP is the independent registered public accounting firm of the Company. Marcum LLP has confirmed that it is independent of the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario (registered name of The Institute of Chartered Accountants of Ontario) and within the meaning of the U.S. Public Company Accounting Oversight Board Rule 3520, Auditor Independence.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS

The Company is a corporation continued under and governed by the Business Corporations Act (British Columbia). The Company has appointed an agent for service of process in the United States, but it may be difficult for investors who reside in the United States to enforce a U.S. court judgment predicated upon the civil liability provisions of U.S. federal securities laws against the Company. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws.

LEGAL MATTERS

Unless otherwise specified in a Prospectus Supplement relating to any Securities offered, certain legal matters relating to an offering of Securities will be passed upon by Stikeman Elliott LLP on behalf of the Company. As at the date hereof, the partners and associates of Stikeman Elliott LLP, as a group, beneficially own, directly or indirectly, less than 1% of the outstanding Shares.

In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents, as the case may be.

AUDITORS, REGISTRAR AND TRANSFER AGENT

AYR’s auditors are Marcum LLP, having an address at 730 Third Avenue, 11th Floor, New York, NY 10017, United States. Such firm is independent of the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario (registered name of The Institute of Chartered Accountants of Ontario) and within the meaning of the U.S. Public Company Accounting Oversight Board Rule 3520, Auditor Independence.

The transfer agent and registrar of the Company is Odyssey, located at 702, 67 Yonge Street, Toronto, Ontario, Canada M5E 1J8.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

The Company’s directors and officers, namely Jonathan Sandelman, David Goubert, Brad Asher, George DeNardo, Jamie Mendola, Joyce Johnson, Charles Miles, Louis F. Karger, Glenn Isaacson, Michael Warren and Jared Cohen, reside outside of Canada. Each of these persons has appointed 152928 Canada Inc., c/o Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario M5L 1B9, as agent for service of process.

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the party has appointed an agent for service of process.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Under the Business Corporations Act (British Columbia) (the “BCBCA”) the Registrant may indemnify a director or officer, a former director or officer, or an individual who acts or acted as a director or officer of an affiliate of the Registrant, or at the Registrant’s request as a director or officer (or in a similar capacity) of another corporation or other legal entity, against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, any legal proceeding or investigative action, whether current, threatened, pending or completed, in which such individual or any of his or her heirs and personal or other legal representatives is or may be joined as a party, or is or may liable for in respect of a judgment, penalty or fine in, or expenses related to such legal proceeding or investigative action because of serving in such capacity, on condition that (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant or such other corporation or legal entity, and (ii) in the case of such a proceeding or investigative action other than a civil proceeding, the individual had reasonable grounds for believing that his or her conduct was lawful. The Registrant may also indemnify a person described above in respect of all costs, charges and expenses, including legal and other fees, actually and reasonably incurred by such person in respect of such a legal proceeding or investigative action, providing such person complies with (i) and (ii) above. The Registrant may provide indemnification in respect of such costs, charges and expenses after the final disposition of such legal proceeding or investigative action, and may pay such costs, charges and expenses as they are incurred in advance of such final disposition, provided it obtains a written undertaking that such person will repay the amounts advanced if it is ultimately determined that the individual did not comply with (i) and (ii) above. Under the BCBCA, an individual described above is entitled to indemnification from the Registrant in respect of such costs, charges and expenses after the final disposition of such legal proceeding or investigative action as a matter of right if the individual has not been reimbursed for such costs, charges and expenses and is wholly successful in the outcome of such legal proceeding or investigative action, or is substantially successful on the merits thereof, providing such individual complies with (i) and (ii) above. On application of the Registrant or an individual described above, the Supreme Court of British Columbia may order the Registrant to indemnify a person described above in respect of any liability incurred by such person in respect of such a legal proceeding or investigative action, and to pay some or all of the expenses incurred by such individual in respect of such legal proceeding or investigative action.

In accordance with the BCBCA, the Articles of the Registrant provide that the Registrant must indemnify a director, officer, former director or officer of the Registrant, and such person's heirs and legal personal representatives, as set out in the BCBCA, against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, any legal proceeding or investigative action, whether current, threatened or completed, in which such individual or any of his or her heirs and legal personal representatives is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in such legal proceeding or investigative action, by reason of that person having been a director or officer of the Registrant. The Articles of the Registrant provide that the Registrant must, after the final disposition of such legal proceeding or investigative action, pay the costs, charges and expenses, including legal and other fees, actually and reasonably incurred by such person in respect of that proceeding.

The Articles of the Registrant also provide that the Registrant must pay, as they are incurred in advance of the final disposition of a legal proceeding or investigative action, the costs, charges and expenses, including legal and other fees relating to such legal proceeding or investigative action, actually and reasonably incurred by such person in respect of a proceeding, but the Registrant must first receive from such person a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the BCBCA, such person will repay the amounts advanced.

A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Articles of the Registrant and the BCBCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Exhibit	Description

4.1	The annual information form of the Registrant dated March 13, 2024 for the year ended December 31, 2023 (incorporated by reference to Exhibit 99.1 of the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2023, filed with the Commission on March 13, 2024)

4.2	The audited consolidated financial statements of the Registrant for the years ended December 31, 2023 and 2022 (incorporated by reference to Exhibit 99.2 of the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2023, filed with the Commission on March 13, 2024)

4.3	The management’s discussion and analysis of the Registrant for the years ended December 31, 2023 and 2022 (incorporated by reference to Exhibit 99.3 of the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2023, filed with the Commission on March 13, 2024)

4.4	The management information circular of the Registrant in respect of the annual general meeting of the Registrant’s shareholders held on June 22, 2023, dated May 18, 2023 (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K, furnished to the Commission on June 23, 2023)

4.5	The material change report of the Registrant dated November 8, 2023 (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K, furnished to the Commission on November 9, 2023)

4.6	The material change report of the Registrant dated February 20, 2024 (incorporated by reference to Exhibit 99.3 of the Registrant’s Report on Form 6-K, furnished to the Commission on February 22, 2024)

5.1	Consent of Marcum LLP

6.1*	Powers of Attorney (included on the signature page of the Form F-10 Registration Statement filed with the Commission on March 22, 2024)

7.1*	Form of Indenture

107*	Filing Fee Table

*Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	The Registrant has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 11, 2024.

AYR WELLNESS INC.

By:	/s/ David Goubert
	Name:	David Goubert
	Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David Goubert	President and Chief Executive Officer	April 11, 2024
David Goubert

/s/ Brad Asher	Chief Financial Officer	April 11, 2024
Brad Asher

*	Director	April 11, 2024
Joyce Johnson

*	Director	April 11, 2024
Charles Miles

*	Director	April 11, 2024
Louis F. Karger

*	Director	April 11, 2024
Glenn Isaacson

*	Director	April 11, 2024
Michael Warren

*By:	/s/ Brad Asher
Name: Brad Asher
Title: Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on April 11, 2024.

By:	/s/ Brad Asher
	Name:	Brad Asher
	Title:	Chief Financial Officer